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                                                                   Exhibit 10.22



                                FARMOUT AGREEMENT

                                     BETWEEN

                           RICHFIRST HOLDINGS LIMITED

                                    ("CITIC")

                                       AND

                            PAN-CHINA RESOURCES LTD.

                                  ("PAN-CHINA")

                                       AND

                               SUNWING ENERGY LTD.

                                   ("SUNWING")

                                       AND

                               IVANHOE ENERGY INC.

                                   ("IVANHOE")

                             DATED 18TH JANUARY 2004



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                                FARMOUT AGREEMENT

THIS AGREEMENT is entered into as of the 18th day of January 2004

BETWEEN:

         RICHFIRST HOLDINGS LIMITED, a company incorporated under the laws of the British Virgin Islands and having an office at Room 2118 Hutchinson House, Harcourt Road, Hong Kong, a wholly-owned subsidiary of CITIC Group

         ("CITIC")

AND:

         PAN-CHINA RESOURCES LTD., a company incorporated under the laws of the British Virgin Islands and having an office at 19th Floor, 101-6th Avenue S.W., Calgary, Alberta, Canada T2P 3T4

         ("PAN-CHINA")

AND:

         SUNWING ENERGY LTD., a company incorporated under the laws of Bermuda and having an office at 999 Canada Place, Suite 654, Vancouver, BC, Canada V6C 3E1

         ("SUNWING")

AND:

         IVANHOE ENERGY INC., a company incorporated under the laws of the Territory of the Yukon, Canada and having an office at 999 Canada Place, Suite 654, Vancouver, BC, Canada V6C 3E1

         ("IVANHOE")

CITIC and Pan-China and their respective successors and permitted assigns may sometimes individually be referred to as a "Party" and collectively as the "Parties". Sunwing and Ivanhoe may sometimes individually be referred to as a "Company" and be collectively referred to as the "Companies".

WHEREAS:

(A) Ivanhoe, an Affiliate of Pan-China and China International Trust and Investment Corporation, an Affiliate of CITIC on November 18, 2003 signed a Heads of Agreement ("HEADS OF AGREEMENT") for Acquisition of Interest in Kongnan Contract & Options to Convert, and this Agreement is entered into to set out the basis on which CITIC will obtain its Participating Interest;

(B) Capitalised terms used in these recitals without definition have the meanings assigned to them in Section 1.1 hereof;

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(C)   Pan-China is the Contractor and Operator under the Petroleum Contract that contemplates Development Operations and Production Operations from the Contract Area, located in Hebei Province, PRC (the "KONGNAN PROJECT");

(D) Pan-China has agreed to assign to CITIC a Participating Interest in the Contractor's Rights and Obligations under the Petroleum Contract on the terms hereinafter described; and

(E) Sunwing and Ivanhoe have each agreed to provide an option to CITIC in relation to converting CITIC's investment into their respective shares on the terms of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements herein contained, the parties hereto mutually agree as follows:

                                     PART 1

                                 INTERPRETATION

DEFINITIONS

1.1 In this Agreement the following words and phrases have the indicated assigned meanings:

      "AFFILIATE" means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a specified person. For purposes of the preceding sentence, "control" means possession, directly or indirectly of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;

      "BUSINESS DAY" means a day, other than a Saturday or Sunday, on which the banks in Hong Kong are open to the public for the transaction of business;

      "CITIC INTEREST" has the meaning assigned to it in Section 4.1;

      "CLOSING" shall occur at the offices of CITIC or such a place as the Parties agree within seven (7) Business Days of all Conditions Precedent having been either satisfied or waived;

      "CNPC" means China National Petroleum Corporation, a company organised under the laws of the PRC, and its successors and permitted assigns under the Petroleum Contract, and/or the laws and regulations of the PRC;

      "CNPC/PRC APPROVAL" means, individually or collectively, as the context requires, any approval of CNPC and/or a Governmental Authority in the PRC, which is a prerequisite to a particular act or omission under the terms of the Petroleum Contract;

      "CONDITIONS PRECEDENT" means the conditions precedent specified in Section 4.2;

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      "CONTRACT AREA" has the meaning assigned to it in the Petroleum Contract;

      "CONTRACTOR" has the meaning assigned to it in the Petroleum Contract;

      "CONTRACTOR'S EXPENSES" means all items of outlay and expense whatsoever, wheresoever or howsoever incurred pursuant to the fulfilment, from time to time, of the Contractor's Obligations or otherwise incurred by the Operator in accordance with the terms of this Agreement;

      "CONTRACTOR'S OBLIGATIONS" means those covenants, liabilities and obligations required to be performed by the Contractor under the Petroleum Contract;

      "CONTRACTOR'S RIGHTS AND INTERESTS" means all of the Contractor's rights and interests in and to the Kongnan Project including the Contractor's rights and interests in the Petroleum Contract, the Contract Area, any Petroleum produced from the Contract Area and any assets comprising the Kongnan Project in which the Contractor has rights or holds an interest pursuant to the terms of the Petroleum Contract;

      "CONTRACTOR'S RIGHTS AND OBLIGATIONS" means, individually or collectively, as the context requires, the Contractor's Rights and Interests and the Contractor's Obligations;

      "DAGANG OILFIELD" has the meaning implied in the Petroleum Contract;

      "DEVELOPMENT COSTS" has the meaning assigned to it in the Petroleum Contract;

      "DEVELOPMENT OPERATIONS" has the meaning assigned to it in the Petroleum Contract;

      "DOLLARS" or the symbol "$" means lawful money of the United States of America;

      "EFFECTIVE DATE" means the date upon which CITIC gives written notice to Pan-China that all Conditions Precedent have either been satisfied or waived;

      "ENCUMBRANCE" means any mortgage, charge, pledge, hypothecation, security interest, lien, easement, right-of-way, encroachment, covenant, condition, right of re-entry, lease, license, assignment, option or claim or any other encumbrance, charge or any title defect of whatever kind or nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising by law;

      "GOVERNMENTAL AUTHORITY" means any national, central, federal, provincial, state, municipal, county or regional government or quasi-governmental authority, domestic or foreign, and includes any ministry, department, commission, bureau, board, administrative or other agency or regulatory body or instrumentality thereof;

      "HEADS OF AGREEMENT" has the meaning assigned in Recital (A);

      "JMC" means the joint management committee created pursuant the Petroleum Contract to oversee Petroleum Operations;

      "JOINT OPERATING AGREEMENT" means the joint operating agreement in the form attached hereto as Appendix "A";

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      "KONGNAN PROJECT" has the meaning assigned to it in Recital (C);

      "OPERATOR" has the meaning assigned to it under the Joint Operating Agreement;

      "OVERALL DEVELOPMENT PROGRAM" has the meaning assigned to it in the Petroleum Contract;

      "PARTICIPANT" means a person having a Participating Interest;

      "PARTICIPATING INTEREST" means the undivided percentage interest, from time to time, of a Party in the Contractor's Rights and Obligations;

      "PAYMENT" has the meaning assigned to it in Section 4.4;

      "PETROLEUM CONTRACT" or "KONGNAN CONTRACT" means that certain contract entered into on the 8th day of September 1997 by and between CNPC and Pan-China;

      "PETROLEUM OPERATIONS" has the meaning assigned to it in the Petroleum Contract;

      "PRC" means the People's Republic of China; and

      "PRODUCTION OPERATIONS" has the meaning assigned to it in the Petroleum Contract.

1.2 For the purposes of this Agreement, except as otherwise expressly provided:

      (a) "this Agreement" means this Agreement, including the Appendices hereto, and not any particular part, section or other portion hereof, and includes any agreement, document or instrument entered into, made or delivered pursuant to the terms hereof, as the same may, from time to time, be supplemented or amended and in effect;

      (b) all references in this Agreement to a designated "part", "section", "subsection" or other subdivision or to a schedule are references to the designated part, section, subsection or other subdivision of, or schedule to, this Agreement;

      (c) the words "hereof", "herein", "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular part, section, subsection or other subdivision or schedule unless the context or subject matter otherwise requires;

      (d) the division of this Agreement into parts, sections and other portions and the insertion of headings are for convenience of reference only and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

      (e) a reference to a statute in this Agreement includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations;

      (f) the singular of any term includes the plural, and vice versa, and the use of any term is generally applicable to any gender and, where applicable, a body corporate, firm or other entity, and the word "or" is not exclusive and the word

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            "including" is not limiting whether or not not-limiting language
            (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto;

      (g) in the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day;

      (h) unless otherwise provided herein, all references to currency in this Agreement are to lawful money of the United States of America; and

      (i) all references to "approval", "authorisation", "consent" or "direction" in this Agreement means written approval, authorisation, consent or direction.

APPENDICES

1.3   Attached to and forming part of this Agreement is the following Appendix:

      Appendix "A" - Joint Operating Agreement

                                     PART 2

                         REPRESENTATIONS AND WARRANTIES

REPRESENTATIONS AND WARRANTIES OF EACH PARTY

2.1 Each Party represents and warrants to the other Party and to each Company and each Company represents and warrants to the other Company and to each Party that:

      (a) is a body corporate duly incorporated, organised and validly subsisting under the laws of its jurisdiction of incorporation;

      (b) it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated in this Agreement;

      (c) neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflicts with, results in a breach of or accelerates the performance required by any agreement to which it is a party;

      (d) the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in a breach of its constituent documents or the laws of any jurisdiction applicable or pertaining to the subject matter of this Agreement; and

      (e) this Agreement constitutes a legal, valid and binding agreement enforceable against the warranting party in accordance with its terms.

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REPRESENTATIONS AND WARRANTIES OF PAN-CHINA

2.2   Pan-China represents and warrants to CITIC that:

      (a) the Petroleum Contract is a legal, valid and binding agreement between Pan-China and CNPC made in accordance with the laws of the PRC and, to the best knowledge of Pan-China, remains in full force and effect as of the date of this Agreement;

      (b) save and except for (i) CNPC/PRC Approval of the assignment of a Participating Interest to CITIC, and (ii) applicable stock exchange approvals related to CITIC's option to convert its Participating Interest pursuant to Section 4.6, no exemption, consent, approval, order or authorisation of, or registration or filing with, any court, Governmental Authority or any third party is required by Pan-China in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

      (c) to the best of Pan-China's knowledge, all of the Contractor's Obligations requiring performance on or before the date of this Agreement have been performed;

      (d) to the best of Pan-China's knowledge, there is no existing or threatened litigation, arbitration or administrative proceedings relating to the Petroleum Contract or to the conduct of Petroleum Operations under the Petroleum Contract which might result in impairment or loss of the Contractor's Rights and Interests and there is no unsatisfied judgment, order, arbitral award or decision of any court, tribunal or arbitrator against Pan-China affecting the Kongnan Project or relating to the Petroleum Contract or relating to the conduct of Petroleum Operations under the Petroleum Contract;

      (e) Pan-China is not in violation of any existing laws, rules or regulations of the PRC or of any provincial or local Governmental Authority in the PRC having jurisdiction over the Contract Area which materially affect or could materially affect the Kongnan Project;

      (f) Pan-China is the legal and beneficial owner of one hundred percent (100%) of the Contractor's Rights and Obligations free and clear of Encumbrances;

      (g) Pan-China is not insolvent and no receiver has been appointed over any part of its assets and no such appointment has been threatened;

      (h) Pan-China is not in liquidation or official management and no proceedings have been brought or threatened for the purpose of winding up Pan-China or placing it under official management;

      (i) Pan-China has received no notice of any material breach in relation to any of its obligations (in its capacity as Contractor or in its capacity as Operator) under the Petroleum Contract;

      (j) there are no material defaults by any parties under the Petroleum Contract or in respect of the Contract Area;

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      (k)   all of Pan-China's obligations as Operator under the Petroleum
            Contract requiring performance on or before the date of this Agreement have been performed;

      (l) Pan-China has not entered into, or agreed to enter into, any agreement, arrangement or understanding with any third party relating to the Contractor's Rights and Obligations which may preclude CITIC from earning the CITIC Interest or may otherwise prejudice CITIC's rights under this Agreement; and

      (m) there are no environmental or other liabilities, claims or circumstances relating to the conduct of Petroleum Operations under the Petroleum Contract which may materially affect the Contractor's Rights and Obligations or CITIC's rights under this Agreement.

RELIANCE ON REPRESENTATIONS AND WARRANTIES

2.3 The Parties and Companies have relied upon the representations and warranties set forth in Sections 2.1 and 2.2 in entering into this Agreement.

TIME AT WHICH REPRESENTATIONS AND WARRANTIES ARE MADE

2.4 The representations and warranties of each Party and each Company under Sections 2.1 and 2.2 are made and given on the date of this Agreement and each of them is taken to be repeated on the Effective Date and at Closing (references to "date of this Agreement" in Section 2.2 are to be read as references to "Effective Date" and "Closing" on those dates).

                                     PART 3

                          UNDERTAKINGS AND INDEMNITIES

PAN-CHINA'S OBLIGATIONS PRIOR TO CLOSING

3.1   Between the date of this Agreement and the Closing, Pan-China shall:

      (a) inform and consult with CITIC on all material matters relating to the Petroleum Operations and, in particular, will not take any action in respect of the Petroleum Operations or the Petroleum Contract which would require a unanimous decision of the Operating Committee under Section 4.9 of the Joint Operating Agreement;

      (b) continue to fulfil all obligations of the Contractor and Operator under the Petroleum Contract; and

      (c) not create any Encumbrance over the Contractor's Rights and Obligations.

INDEMNITY GIVEN BY PAN-CHINA

3.2 Pan-China must indemnify, and keep indemnified, CITIC against all claims, liabilities, costs, damages, losses or expenses suffered or incurred by CITIC arising out of or in connection with:

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      (a)   the Petroleum Contract or the conduct of Petroleum Operations under the Petroleum Contract which accrue or relate to any period before the Effective Date; and

      (b)   any breach of this Agreement by Pan-China.

PAN-CHINA'S ADDITIONAL UNDERTAKINGS

3.3 Pan-China undertakes to CITIC that between the date of this Agreement and Closing, except to the extent CITIC otherwise consents:

      (a) (CORPORATE EXISTENCE) it will do all things necessary to maintain its corporate existence in good standing and will not transfer its jurisdiction of incorporation or enter any merger or consolidation;

      (b) (COMPLIANCE WITH LAW) it will duly and punctually comply with all laws binding on it;

      (c) (INFORMATION) it will furnish to CITIC promptly after their issue all documents issued by it as required by applicable law to its shareholders including, without limitation, its audited (consolidated and unconsolidated) balance sheet and profit and loss account and annual report;

      (d) (CONSTITUTION) unless required by applicable law, it will not convene a meeting of its shareholders at which a resolution is to be put to alter its constitution;

      (e) (LITIGATION) it will give notice to CITIC as soon as it becomes aware of all litigation, arbitration or similar proceedings to which it is a party involving a claim in excess of $5 million or its equivalent other than a claim which is fully insured against, unless the insurer has indicated it intends to deny liability;

      (f) (DISPOSAL OF ASSETS) it will not, and will ensure that each of its subsidiaries will not, sell or otherwise dispose of all or a substantial part of its assets or agree or attempt to do so (whether in one or more related or unrelated transactions) except:

            (i) disposals of assets in exchange for assets comparable in value; and

            (ii)  disposals in the ordinary course of day to day trading;

      (g) (NEGATIVE PLEDGE) it will not, and will ensure that each of its subsidiaries will not, create, permit, or suffer to exist any Encumbrance over all or any of its assets except for liens arising by operation of law in the ordinary course of day to day trading where it duly and punctually pays any indebtedness secured by such lien other than indebtedness contested in good faith; and

      (h) (ALLOTMENT OF SECURITIES) it has not and will not, nor will it agree to nor grant any option to, allot or issue any capital or securities convertible into capital of Pan-China.

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                                     PART 4

                              ACQUISITION OF CITIC

                   PARTICIPATING INTEREST; OPTIONS TO CONVERT

ACQUISITION OF CITIC INTEREST

4.1 Subject to satisfaction of the Conditions Precedent and CITIC fulfilling its obligations under Section 4.4, Pan-China will assign to CITIC at the Closing a forty percent (40%) interest in the Contractor's Rights and Obligations (the "CITIC INTEREST").

CONDITIONS PRECEDENT

4.2 Closing is subject to the satisfaction of the following conditions precedent:

      (a) CNPC giving its written consent to CITIC becoming a party to the Petroleum Contract;

      (b) CNPC, Pan-China and CITIC executing an amending agreement to the Petroleum Contract to give effect to the amendments which CITIC considers necessary as a result of this Agreement and the Joint Operating Agreement;

      (c) CNPC waiving its `right of first refusal' pursuant to Sections 23.2 of the Petroleum Contract in relation to the acquisition by CITIC of the Participating Interest;

      (d) All relevant PRC Governmental Authority approvals to this Agreement and the transactions contemplated in it being obtained;

      (e) Completion of due diligence in respect of the Contract Area and the Contractor's Rights and Interests to the satisfaction of CITIC;

      (f) CITIC and Pan-China entering into the Joint Operating Agreement and an agreement concerning any financial or other assistance to be provided by CITIC to Pan-China; and

      (g) CITIC being satisfied that on the basis of such approvals or agreements as it may request including in relation to the Ivanhoe Shares an approval from Toronto Stock Exchange and on currently applicable rules, an exercise of the options under Section 4.6 will be possible without undue delay or expense to CITIC.

SATISFACTION OF CONDITIONS PRECEDENT

4.3   Each Party will:

      (a) use all reasonable endeavours to achieve early satisfaction of the Conditions Precedent;

      (b) do all things and execute all documents as are reasonably necessary to achieve the satisfaction of the Conditions Precedent as soon as practicable; and

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      (c)   keep each other informed regarding progress and their reasonable endeavours to satisfy the Conditions Precedent on a regular basis and will notify one another in writing when any Condition Precedent has been satisfied.

Either Party may terminate this Agreement by giving notice to the other Party and the Companies if the Conditions Precedent have not been satisfied or waived by March 15, 2004, or such later date as the Parties may agree in writing. If this Agreement is terminated pursuant to this Section 4.3, the Parties and the Companies shall be freed and discharged from all further obligations and liabilities under this Agreement but without prejudice to any rights, remedies, powers, obligations and liabilities in respect of this Agreement accrued at or prior to the receipt of the notice of termination given pursuant to this Section or to any continuing obligations under Section 6.

CONSIDERATION FOR CITIC INTEREST

4.4 In consideration for the CITIC Interest and following satisfaction of the Conditions Precedent, CITIC will pay to Pan-China at Closing the sum of Twenty Million Dollars ($20,000,000) without any deduction, withholding or setoff whatsoever (the "PAYMENT"). The Payment will be used exclusively by Pan-China for Development Costs for the initial development phase of the Overall Development Program under the Kongnan Contract, including but not limited to drilling, completing and producing new wells, producing existing wells, installation of surface facilities and development of the water injection scheme for the Kongnan Project.

PAYMENT IS A DEVELOPMENT COST

For the avoidance of doubt, the Payment constitutes a Development Cost for the purposes of the Petroleum Contract and CITIC is entitled to its Participating Interest share of investment recovery oil in respect of the Payment.

OPTIONS TO CONVERT PARTICIPATING INTEREST

4.6 CITIC may, subject to all applicable stock exchange approvals, elect by notice to Sunwing and Pan-China to convert its Participating Interest into Sunwing common shares at any time ("SUNWING OPTION PERIOD") prior to the first anniversary of the date that Sunwing completes an initial public offering ("IPO"). The number of Sunwing common shares ("SUNWING SHARES") issuable to CITIC upon conversion of its Participating Interest will be determined by dividing the Payment (less any net cash flow received by CITIC on account of its Participating Interest prior to conversion) by the "SUNWING CONVERSION PRICE". If CITIC elects to convert at least 10 days prior to the completion date of Sunwing's IPO, the Sunwing Conversion Price will be the IPO price per common share, less a 10% discount. If CITIC elects to convert thereafter and within one year after Sunwing's IPO, the Sunwing Conversion Price will be a price per share equal to the volume weighted average trading price of Sunwing's common shares on the principal stock exchange on which such shares are traded, for the 30 trading days immediately preceding CITIC's conversion election, less an 8% discount. If CITIC elects to convert its Participating Interest, Sunwing must allot and issue the Sunwing Shares to CITIC within fourteen (14) days after CITIC has given notice to Pan-China and Sunwing pursuant to this section and promptly deliver to CITIC certificates issued by Sunwing in respect of the Sunwing Shares.

Instead of electing to convert into Sunwing Shares, CITIC may, subject to all applicable stock exchange approvals, elect by notice to Pan-China and Ivanhoe to convert its Participating

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Interest into Ivanhoe common shares at any time prior to eighteen months after the Closing ("IVANHOE OPTION PERIOD") of CITIC's acquisition of its Participating Interest. The number of Ivanhoe common shares ("IVANHOE SHARES") issuable upon conversion of its Participating Interest will be determined by dividing the Payment (less any net cash flow received by CITIC on account of its Participating Interest prior to conversion) by the "IVANHOE CONVERSION PRICE". The Ivanhoe Conversion Price will be a price per common share equal to the volume weighted average trading price of Ivanhoe's common shares on the Toronto Stock Exchange, for the 30 trading days preceding CITIC's conversion election, less an 8% discount. If CITIC elects to convert its Participating Interest, Ivanhoe must allot and issue the required number of Ivanhoe common shares to CITIC within fourteen (14) days after CITIC has given notice to Pan-China and Ivanhoe pursuant to this section and promptly deliver to CITIC certificates issued by Ivanhoe in respect of the Ivanhoe Shares.

If the Sunwing Conversion Price or Ivanhoe Conversion Price when calculated in the manner described above is not an amount in Dollars then it shall be converted into Dollars by reference to the average (mean) exchange rate (middle price) quoted by the Bank of China for the currency in which the Sunwing Conversion Price or Ivanhoe Conversion Price (as the case may be) is calculated and Dollars for the 30 day period preceeding CITIC's conversion election. Any partial number of relevant common shares shall be rounded up to the next whole number.

REASSIGNMENT OF CITIC'S INTEREST

4.7 On conversion of its interest pursuant to Section 4.6, the CITIC Interest automatically is assigned to Pan-China and CITIC agrees to provide all reasonable assistance to Pan-China to give effect to this reassignment. The provisions of Part 10 and Part 11 of the Joint Operating Agreement do not apply to a reassignment of CITIC's Interest pursuant to this Section 4.7.

NO LIABILITY AFTER REASSIGNMENT

4.8   On reassignment of CITIC's Participating Interest to Pan-China pursuant to
Section 4.7 ("REASSIGNMENT DATE"), CITIC has no further obligation and has no liability in respect of the Participating Interest other than in respect of obligations or liabilities that accrued or were incurred prior to the Reassignment Date.

UNDERTAKINGS BY SUNWING AND IVANHOE

4.9 Each of Sunwing and Ivanhoe respectively undertakes to CITIC that from the date of this Agreement to the end of the Sunwing Option Period or the Ivanhoe Option Period (as applicable), except to the extent CITIC otherwise consents:

      (a) (CORPORATE EXISTENCE) it will do all things necessary to maintain its corporate existence in good standing and will not transfer its jurisdiction of incorporation or enter any merger or consolidation;

      (b) (COMPLIANCE WITH LAW) it will duly and punctually comply with all laws binding on it;

      (c) (INFORMATION) it will furnish to CITIC promptly after their issue all documents issued by it as required by applicable law to its shareholders including, without limitation, its audited (consolidated and unconsolidated) balance sheet and profit and loss account and annual report; and

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      (d)   (LITIGATION) it will give notice to CITIC as soon as it becomes aware of all litigation, arbitration or similar proceedings to which it is a party involving a claim in excess of $5 million or its equivalent other than a claim which is fully insured against, unless the insurer has indicated it intends to deny liability.

WARRANTIES BY SUNWING AND IVANHOE

4.10   Each of Sunwing and Ivanhoe respectively warrants to CITIC that:

      (a) (SECURITY INTERESTS) there will be, at the time CITIC exercises its option pursuant to Section 4.6, no Encumbrance on or over or affecting the Sunwing Shares or the Ivanhoe Shares (as applicable) and there is no agreement or arrangement to give or create any such Encumbrance;

      (b) (CONSENT) it will be, at the time CITIC exercises its option pursuant to Section 4.6, entitled to allot the Sunwing Shares or the Ivanhoe Shares (as applicable) without the consent of any third parties; and

      (c) (TITLE) on allotment and issue of the shares CITIC shall receive valid and marketable title to the Sunwing Shares or the Ivanhoe Shares (as applicable).

                                     PART 5

                          KONGNAN PROJECT PARTICIPATION

JOINT OPERATING AGREEMENT

5.1 The Parties agree that the Joint Operating Agreement will from the date on which Closing occurs thereafter govern their ongoing joint participation in the Kongnan Project. In the event of any conflict between the terms of the Joint Operating Agreement and the terms of this Agreement, the terms of this Agreement will prevail.

OPERATORSHIP

5.2 Pan-China is currently designated as the Operator under the Petroleum Contract and, CNPC may in the circumstances described in the Petroleum Contract, elect to become the Operator there under. Pan-China and CITIC agree that, unless and until CNPC exercises its right to become the Operator under the Petroleum Contract, Pan-China will act as Operator throughout the term of the Joint Operating Agreement.

JMC REPRESENTATION

5.3 Under the terms of Petroleum Contract, the Contractor is entitled to appoint three (3) representatives to the JMC, one of whom is to be designated the Contractor's chief representative. Pan-China and CITIC hereby agree that the Contractor's representatives on the JMC will, from time to time, consist of one
(1) individual selected by CITIC and two (2) individuals selected by Pan-China and one of the individuals selected by Pan-China will be designated as the Contractor's chief representative.

                                     PART 6

                            CONFIDENTIAL INFORMATION

CONFIDENTIALITY INFORMATION

6.1 Pan-China and CITIC agree that this Agreement and all information and data acquired or obtained by CITIC in respect of the Kongnan Project shall be considered confidential and shall be kept confidential and shall not be disclosed for a period ending two (2) years after the time when Pan-China and CITIC are no longer joint Participants in the Kongnan Project, to any person or entity, except:

      (a) to an Affiliate, provided such Affiliate maintains confidentiality as provided in this Part;

      (b) to the extent such data and information is required to be furnished in compliance with any applicable laws or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

      (c) subject to this Section 5.1, to potential contractors, contractors, consultants (including financing consultants and advisors) and professional advisors employed by any Party where disclosure of such data or information is essential to such contractor's, consultant's or advisor's work;

      (d) subject to this Section 5.1, to a bank or other financial institution to the extent appropriate to a Party arranging funding for its obligations under this Agreement;

      (e) to the extent such data and information must be disclosed by a Party pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates; provided that if any Party desires to disclose information in an annual or periodic report to its or its Affiliates' shareholders and to the public and such disclosure is not required pursuant to any rules or requirements of any government or stock exchange, then such party shall comply with Section 5.2; or

      (f) where any data or information which, through no fault of a Party, becomes a part of the public domain.

Disclosure pursuant to Sections 5.1(c) or (d) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient to keep the data and information strictly confidential and not to use or disclose the data and information except for the express purpose for which disclosure is to be made.

PUBLIC ANNOUNCEMENTS; EXCLUSIVITY

6.2 Except as required under applicable law or stock exchange requirements, or under the Kongnan Contract, or in order to obtain a required approval from any PRC Governmental Authority ("PUBLIC DISCLOSURE"), without the mutual consent of the parties hereto, neither Party will disclose the existence of this Agreement to any third party other than its professional advisors and only on the basis that those advisors agree to maintain confidentiality in accordance with the terms of this agreement. All necessary press releases and other Public

Disclosure in required form shall be submitted by the disclosing party to the other party for approval prior to the dissemination thereof unless such requirement would prevent the disclosing party from complying with its timely disclosure obligations under applicable law or stock exchange requirements. Pan-China will not attempt to deal on its interest in the Kongnan Contract or the Dagang Oilfield with any third party before Closing unless this Agreement has been terminated by agreement in writing between the parties or by written notice under Section 4.3.

CONTINUING OBLIGATIONS

6.3 As of the Effective Date, the confidentiality provisions of this Agreement will be superseded and replaced by the confidentiality provisions contained in the Joint Operating Agreement.

                                     PART 7

                               GENERAL PROVISIONS

NOTICES

7.1 Notices, demands or other communications ("COMMUNICATION") required or permitted to be given or made hereunder:

      (a) shall be in writing and delivered personally or sent by prepaid first class post with recorded delivery, e-mail, or by legible telefax addressed to the intended recipient as follows:

      in the case of CITIC addressed to:

      Richfirst Holdings Limited
      c/o China International Trust & Investment Corporation
      Rm 611, Capital Mansion
      #6 Xinyuan Nanlu, Chaoyang District
      Beijing, P.R.China 100004
      Fax No.:  +86-10-8486-3105
      Attention: Mr. Hu Yuqing, General Planning Department

      in the case of Pan-China addressed to:

      19th Floor, 101 - 6th Avenue S.W.
      Calgary, Alberta
      T2P 3P4
      Canada
      Fax No.:        +1-403-266-3772
      Attention:      President; and

      (b)   be signed by a person duly authorised by the sender; and

      (c)   will be taken to have been given or made:

            (i)   in the case of delivery in person, when delivered;

            (ii) in the case of facsimile transmission, on receipt by the sender of a transmission control report from the despatching machine showing the relevant number of pages and the correct destination fax number and indicating that the transmission has been made without error; or

            (iii) in the case of deliver by post, 7 Business Days after the date of posting (if posted to an address in another country) or 2 Business Days after the date of posting (if posted to an address in the same country),

            but if the result is that the Communication would be taken to be given or made on a day which is not a Business Day in the place to which the Communication is sent or is later than 4pm (local time), it will be taken to have been duly given or made at the commencement of business on the next Business Day in that place.

TIME

7.2 Time shall be of the essence as regards the provisions of this Agreement, both as regards the times and periods mentioned herein and as regards any times or periods which may, by agreement between the Parties, be substituted for them.

SEVERANCE

7.3 Any provision of this Agreement or part thereof is rendered void, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

ENTIRE AGREEMENT

7.4 This Agreement supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement and contains the whole agreement between the Parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract. Each of the Parties acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated herein. So far as permitted by law and except in the case of fraud, each Party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

AMENDMENT

7.5 Save as otherwise expressly provided herein, no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by the Parties.

ASSIGNMENT

7.6 Except for assignment as provided in Section 4.7 of this Agreement, no Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party.

COUNTERPARTS

7.7 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

GOVERNING LAW

7.8 This Agreement shall be governed by, construed, interpreted and applied in accordance with the laws of Hong Kong, excluding any choice of law rules, which would refer the matter to the laws of another jurisdiction.

DISPUTE RESOLUTION

7.9 The Parties shall make their best efforts to settle amicably through consultation any dispute arising in connection with the performance or interpretation of any provision hereof. Any dispute that has not been settled through such consultation within thirty (30) days after a Party has notified the other Party that it wishes to enter into consultation to resolve a dispute or claim may be referred to arbitration at the Hong Kong International Arbitration Centre (HKIAC) at the request of and by any Party. The Parties in dispute shall each appoint one arbitrator and the two arbitrators so appointed shall designate a third arbitrator. If one of the disputing Parties does not appoint its arbitrator within fourteen (14) days after the first appointment, or if the two arbitrators once appointed fail to appoint the third within fourteen (14) days after the appointment of the second arbitrator, the HKIAC shall appoint an independent arbitrator who does not have any financial interests in the dispute, controversy or claim. All decisions and awards by the arbitration tribunal shall be made by majority vote, shall be in writing with an explanation of the reasoning for the decision or award. The place of arbitration shall be Hong Kong. The arbitration tribunal shall conduct the arbitration in accordance with the UNCITRAL Arbitration Rules (1976). The English language shall be the official language used in the arbitral proceedings. All hearing materials, statements of claim or defence, awards and the reasons supporting them shall be written in English. Any award of the arbitration tribunal shall be final and binding upon the parties. The right to arbitrate disputes under this Agreement shall survive the termination of this Agreement.

The arbitral proceedings shall be confidential and any hearing before the arbitral tribunal shall be held in camera. All such proceedings, the documentation and information relevant to the proceedings (to the extent treated as confidential by any Party), the award and the reasons for the award shall be kept confidential by the parties and shall not be disclosed except as may be permitted under Section 6.

Nothing in this Section 7.9 applies to or restricts in any way:

      (a)   disclosure of information to the arbitral tribunal; or

      (b) disclosure of the arbitral proceedings, the award or the reasons for the award in the course of legal proceedings relating to the arbitration or the award or in the course of any other judicial, arbitral or administrative proceedings between the Parties.

SUCCESSORS AND ASSIGNS

7.10 This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Parties.

WAIVER

7.11 No waiver by a Party of any one or more defaults by the other Party in the performance of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party, whether of a like or of a different character. Except as expressly provided in this Agreement no Party shall be deemed to have waived, released or modified any of its rights under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.



IN WITNESS WHEREOF, the Parties and the Companies have executed this Agreement as of the date first written above.

RICHFIRST HOLDINGS LIMITED                 PAN-CHINA RESOURCES LTD.


Per: /s/ Mei Jing Zhang                    Per: /s/ Patrick Chua
     -----------------------------              -----------------------------
     Authorised Signatory                       Authorised Signatory


SUNWING ENERGY LTD.                        IVANHOE ENERGY INC.


Per: /s/ Patrick Chua                      Per: /s/ Patrick Chua
     -----------------------------              -----------------------------
     Authorised Signatory                       Authorised Signatory

                                  APPENDIX "A"

                            JOINT OPERATING AGREEMENT
                                     ("JOA")

                                    COVERING

                                DAGANG OIL FIELD

                                       OF

                         THE PEOPLE'S REPUBLIC OF CHINA

                                     BETWEEN

                            PAN-CHINA RESOURCES LTD.

                                  ("PAN-CHINA")

                                       AND

                           RICHFIRST HOLDINGS LIMITED

                                    ("CITIC")


                               JANUARY 18TH, 2004

                                TABLE OF CONTENTS

PART  1

1.1  -  Definitions............................................................7

1.2  -  Interpretation........................................................11

1.3  -  Schedules.............................................................12

PART 2  - JOINT PARTICIPATION

2.1  -  Participating Interests...............................................12

2.2  -  Contractor's Rights and Obligations...................................12

2.3  -  Observance of Petroleum Contract......................................13

2.4  -  Accounting Procedure..................................................13

2.5  -  Participation through Affiliates......................................13

2.6  -  Area of Interest......................................................14

PART 3  -  OPERATOR

3.1  -  Designation of Operator...............................................14

3.2  -  Rights and Duties of Operator.........................................14

3.3  -  Employees of Operator.................................................15

3.4  -  Information Supplied by Operator......................................16

3.5  -  Settlement of Claims and Lawsuits.....................................16

3.6  -  Liability of Operator.................................................17

3.7  -  Insurance Obtained by Operator........................................17

3.8  -  Commingling of Funds..................................................18

3.9  -  Resignation of Operator...............................................18

3.10 -  Default by Operator Under Petroleum Contract..........................18

PART 4  - OPERATING COMMITTEE

4.1  -  JMC Representation....................................................18

4.2  -  Establishment of Operating Committee..................................19

4.3  -  Powers and Duties of Operating Committee..............................19

4.4  -  Authority to Vote.....................................................19

4.5  -  Notice of Meeting.....................................................19

4.6  -  Contents of Meeting Notice............................................20

4.7  -  Location of Meetings..................................................20

4.8  -  Operator's Duties for Meetings........................................20

4.9  -  Voting Procedure......................................................20

4.10 -  Record of Votes.......................................................21

4.11 -  Minutes...............................................................21

4.12 -  Voting by Notice......................................................21

4.13 -  Effect of Vote........................................................21

PART 5  -  OPERATIONS BY LESS THAN ALL PARTIES

5.1  -  Limitation on Applicability...........................................23

5.2  -  Procedure to Propose Exclusive Operations.............................23

5.3  -  Responsibility for Exclusive Operations...............................24

5.4  -  Consequences of Exclusive Operations..................................24

5.5  -  Premium to Participate in Exclusive Operations........................27

5.6  -  Order of Preference of Operations.....................................28

5.7  -  Stand-By Costs........................................................28

5.8  -  Miscellaneous.........................................................28

PART 6  -  WORK PROGRAMS

6.1  -  Review and Approval...................................................29

6.2  -  Authorisation for Expenditure ("AFE") Procedure.......................30

6.3  -  Overexpenditures of Work Programs and Budgets.........................31

6.4  -  Development...........................................................31

PART 7  -  DEFAULT

7.1  -  Default and Notice....................................................32

7.2  -  Operating Committee Meetings..........................................32

7.3  -  Allocation of Defaulted Accounts......................................32

7.4  -  Transfer of Interest..................................................33

7.5  -  Continuation of Interest..............................................34

7.6  -  Abandonment...........................................................34

7.7  -  Sale of Petroleum.....................................................34

7.8  -  No Right of Set Off...................................................34

PART 8 -  DISPOSITION OF PRODUCTION

8.1  -  Right and Obligation to Take in Kind..................................35

8.2  -  Offtake Agreement for Crude Oil.......................................35

8.3  -  Separate Agreement for Natural Gas....................................36

PART 9  -  SURRENDER, EXTENSIONS AND RENEWALS

9.1  -  Surrender.............................................................36

9.2  -  Extension of the Term.................................................37

PART 10  -  TRANSFER OF INTEREST OR RIGHTS

10.1  -  Obligations..........................................................37

10.2  -  Rights...............................................................39

10.3  -  Reassignment pursuant to Section 4.7 of the Farmout Agreement........39

PART 11  -  WITHDRAWAL FROM AGREEMENT

11.1  -  Right of Withdrawal..................................................39

11.2  -  Partial or Complete Withdrawal.......................................39

11.3  -  Voting...............................................................40

11.4  -  Obligations and Liabilities..........................................40

11.5  -  Emergency............................................................40

11.6  -  Assignment...........................................................40

11.7  -  Approvals............................................................40

11.8  -  Abandonment Security.................................................41

11.9  -  Withdrawal or Abandonment by all Parties.............................41

11.10 -  Reassignment pursuant to Section 4.7 of the Farmout Agreement........41

PART 12 - RELATIONSHIP OF PARTIES AND TAX

12.1  -  Relationship of Parties..............................................41

12.2  -  Tax..................................................................41

PART 13  -  CONFIDENTIAL INFORMATION - PROPRIETARY TECHNOLOGY

13.1  -  Confidential Information.............................................42

13.2  -  Public Announcements.................................................43

13.3  -  Continuing Obligations...............................................43

13.4  -  Proprietary Technology...............................................43

PART 14  -  FORCE MAJEURE

14.1  -  Obligations..........................................................43

14.2  -  Definition of Force Majeure..........................................44

PART 15  -  EFFECTIVE DATE AND TERM

15.1  -  Effective Date.......................................................44

15.2  -  Term.................................................................44

PART 16  -  GENERAL PROVISIONS

16.1  -  Notices..............................................................44

16.2  -  Time is of the Essence...............................................46

16.3  -  Severance............................................................46

16.4  -  Entire Agreement.....................................................46

16.5  -  Amendment............................................................46

16.6  -  Counterparts.........................................................46

16.7  -  Governing Law........................................................46

16.8  -  Dispute Resolution...................................................46

16.9  -  Conflicts of Interest................................................47

16.10 -  Successors and Assigns...............................................47

16.11 -  Waiver...............................................................48

SIGNATURES....................................................................48

                                  APPENDIX "A"

                            JOINT OPERATING AGREEMENT


THIS AGREEMENT is entered into as of the 18th day of January, 2004


BETWEEN:

         RICHFIRST HOLDINGS LIMITED, a company incorporated under the laws of the British Virgin Islands and having an office at Room 2118 Hutchinson House, Harcourt Road, Hong Kong a wholly owned subsidiary of CITIC Group

         ("CITIC")

AND:

         PAN-CHINA RESOURCES LTD. a company incorporated under the laws of the British Virgin Islands and having an office at 19th Floor, 101-6th Avenue S.W., Calgary, Alberta, Canada

         ("PAN-CHINA")

WHEREAS:

(A) Capitalised terms used in these recitals without definition have the meanings assigned to them in Section 1.1 hereof;

(B) Pan-China is the Contractor under the Petroleum Contract which contemplates the Kongnan Project;

(C) Pan-China has agreed to assign a forty percent (40%) Participating Interest to CITIC under the terms and conditions of the Farmout Agreement and subject to "Closing" as that term is defined in the Farmout Agreement, and

(D) CITIC and Pan-China are entering into this Agreement to provide for their ongoing joint participation in the Kongnan Project.

NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the mutual covenants and agreements herein contained, the Parties hereby mutually agree as follows:

                                     PART 1

                         DEFINITIONS AND INTERPRETATION

DEFINITIONS

1.1 In this Agreement the following words and phrases have the following meanings:

      "ACCOUNTING PROCEDURE" means the Accounting Procedure attached hereto as Schedule "A", subject to the same being hereafter amended by mutual agreement of the Parties;

      "AFE" means an authorisation for expenditure as specified in Section 6.2;

      "AGREED INTEREST RATE" means the rate of interest specified in Section
      7.1;

      "AFFILIATE" means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a Party. For purposes of the preceding sentence, "control" means possession, directly or indirectly of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;

      "AREA OF INTEREST" or "AMI" means the geographical area situated within a distance of two (2) kilometres from the outer perimeter of the Contract Area;

      "BUDGET" means estimates of investments and expenditures for a specified period of time for an item or the entirety of a Work Program. The term "Budget" shall mean, as the context requires, preliminary, proposed or finally adopted versions thereof, and revisions or supplements thereto;

      "BUSINESS DAY" means a day, other than a Saturday or Sunday, on which banks in Hong Kong, are open to the public for the transaction of business;

      "CNPC" means China National Petroleum Corporation, a company organised under the laws of the PRC, and its successors and permitted assigns under the Petroleum Contract;

      "CNPC/PRC APPROVAL" means, individually or collectively, as the context requires, any approval of CNPC and/or a Governmental Authority in the PRC, which is a prerequisite to a particular act or omission under the terms of the Petroleum Contract;

      "COMPLETION" means an operation intended to complete a well as a producer of Petroleum in one or more Zones, including, but not limited to, the setting of production casing, perforating, stimulating the well and production Testing conducted in such operation. "COMPLETE" and other derivatives of such term shall be construed accordingly;

      "CONSENTING PARTY" has the meaning assigned to it in Section 5.2(d);

      "CONTRACT AREA" has the meaning assigned to it in the Petroleum Contract;

      "CONTRACTOR" has the meaning assigned to it in the Petroleum Contract;

      "CONTRACTOR'S EXPENSES" means all items of outlay and expense whatsoever, wheresoever or howsoever incurred pursuant to the fulfilment, from time to time, of the Contractor's Obligations or otherwise incurred by the Operator in accordance with the terms of this Agreement;

      "CONTRACTOR'S OBLIGATIONS" means those covenants, liabilities and obligations required to be performed by the Contractor under the Petroleum Contract;

      "CONTRACTOR'S RIGHTS AND INTERESTS" means all of the Contractor's rights and interests in and to the Kongnan Project including the Contractor's rights and interests in the Petroleum Contract, the Contract Area, any Petroleum produced from the Contract Area and any assets comprising the Kongnan Project in which the Contractor has rights or holds an interest pursuant to the terms of the Petroleum Contract;

      "CONTRACTOR'S RIGHTS AND OBLIGATIONS" means, individually or collectively, as the context requires, the Contractor's Rights and Interests and the Contractor's Obligations;

      "CRUDE OIL" has the meaning assigned to it in the Petroleum Contract;

      "DATE OF COMMENCEMENT OF COMMERCIAL PRODUCTION" has the meaning assigned to it in the Petroleum Contract;

      "DEEPENING" means an operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the deepest Zone proposed in the associated Work Program, whichever is the deeper and DEEPEN and other derivatives shall be construed accordingly;

      "DEFAULTING PARTY" has the meaning assigned to it in Section 7.1;

      "DEVELOPMENT OPERATIONS" has the meaning assigned to it in the Petroleum Contract;

      "DISCOVERY" means the discovery of an accumulation of Petroleum whose existence until that time was unknown;

      "DOLLARS" or the symbol "$" means lawful money of the United States of America;

      "EFFECTIVE DATE" means the date on which "Closing", as that term is defined in the Farmout Agreement occurs;

      "ENCUMBRANCE" means any mortgage, charge, pledge, hypothecation, security interest, lien, easement, right-of-way, encroachment, covenant, condition, right of re-entry, lease, license, assignment, option or claim or any other encumbrance, charge or any title defect of whatever kind of nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising by law;

      "EXCLUSIVE OPERATION" means those operations and activities carried out pursuant to Part 5 of this Agreement, the costs of which are chargeable to the account of less than all of the Parties;

      "EXCLUSIVE WELL" means a well drilled pursuant to an Exclusive Operation;

      "FARMOUT AGREEMENT" means the farmout agreement entered into as of the 18th day of January, 2004 between Pan-China and CITIC pursuant to which CITIC acquired its Participating Interest;

      "FORCE MAJEURE" has the meaning ascribed to it in Section 14.2;

      "G & G DATA" means only geological, geophysical and geochemical data and other information that is not obtained through a well bore;

      "GOVERNMENTAL AUTHORITY" means any national, central, federal, provincial, state, municipal, county or regional governmental or quasi-governmental authority, domestic or foreign, and includes any ministry, department, commission, bureau, board, administrative or other agency or regulatory body or instrumentality thereof;

      "GROSS NEGLIGENCE" means any act or failure to act (whether sole, joint or concurrent) by a Party which was intended to cause, or which was in reckless disregard of or wanton indifference to, harmful consequences such Party knew, or should have known, such act or failure would have had on the safety or property of another person or entity, but shall not include any error of judgement or mistake made by such Party in the exercise in good faith of any function, authority or discretion conferred on the Party under this Agreement;

      "INDEMNITEES" has the meaning assigned to it in Section 3.6;

      "JMC" means the joint management committee created pursuant the Petroleum Contract to oversee Petroleum Operations;

      "JOINT ACCOUNT" means the accounts maintained by Operator in accordance with the provisions of this Agreement and of the Accounting Procedure for Joint Operations;

      "JOINT OPERATIONS" has the meaning assigned to it in Section 5.1;

      "KONGNAN PROJECT" means operations such as the Development Operations and Production Operations from the Contract Area, located in the Hebei Province, PRC;

      "LIBOR" means the seven-day term London Inter-Bank offered Rate for Dollars for similar amounts to the sums in question, quoted by Midland Bank in London at 11:00 am on the first business day in London of the relevant period;

      "NATURAL GAS" has the meaning assigned to it in the Petroleum Contract;

      "NET OPERATING CASH FLOW" means one hundred per cent (100%) of the revenue from the Contractor's allocation of Petroleum from Production Operations minus all Contractors' Expenses, calculated on the basis of a calendar month;

      "NON-CONSENTING PARTY" has the meaning assigned to it in Section 5.3;

      "NON-OPERATOR" means a Party to this Agreement who is not the Operator;

      "OPERATING COMMITTEE" means the committee consisting of representatives of the Parties created pursuant to Part 4 to oversee the Operator's exercise, from time to time, of the Contractor's Rights and Interests and the performance of the Contractor's Obligations;

      "OPERATOR" means the Party designated as Operator under the Petroleum Contract if CNPC is not acting as operator under the Petroleum Contract, the Party selected under the terms of this Agreement to perform the duties assigned to the Operator hereunder;

      "OPPORTUNITY" has the meaning assigned to it in Section 2.6;

      "OVERALL DEVELOPMENT PROGRAM" has the meaning assigned to it in the Petroleum Contract;

      "PARTY" means a person or entity having a Participating Interest, and initially means Pan-China and CITIC;

      "PARTICIPATING INTEREST" means the undivided percentage interest, from time to time, of a Party in the Contractor's Rights and Obligations;

      "PAYMENT" has the meaning given in the Farmout Agreement;

      "PETROLEUM" has the meaning assigned to it in the Petroleum Contract;

      "PETROLEUM OPERATIONS" has the meaning assigned to it in the Petroleum Contract;

      "PLUGGING BACK" means a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone and "PLUG BACK" and other derivatives shall be construed accordingly;

      "PRC" means the People's Republic of China;

      "PRODUCTION AREA" has the meaning assigned to it in the Petroleum
      Contract;

      "PRODUCTION OPERATIONS" has the meaning assigned to it in the Petroleum Contract;

      "PETROLEUM CONTRACT" means that certain contract entered into on the 8th day of September 1997 by and between CNPC and Pan-China;

      "RECOMPLETION" means an operation whereby a Completion in a Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore;

      "RECOMPLETE" and other derivatives shall be construed accordingly;

      "REWORKING" means an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore including, but not limited to, well stimulation operations, but excluding any routine repair or maintenance work, or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well. "REWORK" and other derivatives shall be construed accordingly;

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

      "SENIOR SUPERVISORY PERSONNEL" means any supervisory employee of a Party who functions as such Party's senior resident manager, or who directs all operations and activities of such Party in the country or region in which he is resident, but excluding all managers or supervisors who are responsible for or in charge of installations or facilities, onsite drilling, construction or production and related operations, or any other field operations;

      "SIDETRACKING" means the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or to drill around junk in the hole or to overcome other mechanical difficulties and SIDETRACK and other derivatives shall be construed accordingly;

      "TESTING" means an operation intended to evaluate the capacity of a Zone to produce Petroleum;

      "TEST" and other derivatives shall be construed accordingly;

      "WORK PROGRAM" has the meaning assigned to it in the Petroleum Contract;
      and

      "ZONE" means a stratum of earth containing or thought to contain a common accumulation of Petroleum separately exploitable from any other common accumulation of Petroleum.

INTERPRETATION

1.2 For the purposes of this Agreement, except as otherwise expressly provided:

      (a) "this Agreement" means this Agreement, including the Schedules hereto, and not any particular Part, Section or other portion hereof, and includes any agreement, document or instrument entered into, made or delivered pursuant to the terms hereof, as the same may, from time to time, be supplemented or amended and in effect;

      (b) all references in this Agreement to a designated "Part", "Section", "subsection" or other subdivision or to a Schedule are references to the designated part, section, subsection or other subdivision of, or schedule to, this Agreement;

      (c) the words "hereof", "herein", "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular part, section, subsection or other subdivision or schedule unless the context or subject matter otherwise requires;

      (d) the division of this Agreement into Parts, Sections and other portions and the insertion of headings are for convenience of reference only and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

      (e) a reference to a statute in this Agreement includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations;

      (f) the singular of any term includes the plural, and vice versa, and the use of any term is generally applicable to any gender and, where applicable, a body corporate, firm or other entity, and the word "or" is not exclusive and the word "including" is not limiting whether or not not-limiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto;

      (g) in the event that any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day;

      (h) unless otherwise provided herein, all references to currency in this Agreement are to lawful money of the United States of America; and

      (i) all references to "approval", "authorisation", "consent" or "direction" in this Agreement means written approval, authorisation, consent or direction.

SCHEDULES

1.3   Attached to and forming part of this Agreement is the following Schedule:

      Schedule "A" - Accounting Procedure

                                     PART 2

                               JOINT PARTICIPATION

PARTICIPATING INTERESTS

2.1 The Participating Interests of Pan-China and CITIC in the Contractor's Rights and Obligations will be:

      (a) in the case of CITIC, a Participating Interest of forty percent (40%); and

      (b) in the case of Pan-China, a Participating Interest of sixty percent (60%).

CONTRACTOR'S RIGHTS AND OBLIGATIONS

2.2   Except as otherwise expressly provided in the Farmout Agreement or this
Agreement:

      (a) all of the Contractor's Rights and Interests including, without limitation, all of the Petroleum allocated to the Contractor from time to time pursuant to Production Operations, will be owned proportionately by the Parties in accordance with their respective Participating Interests;

      (b) all of the Contractor's Obligations and all Contractor's Expenses incurred by the Operator in connection with Petroleum Operations will be borne by the Parties in accordance with their respective Participating Interests; and

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

      (c) unless otherwise provided in this Agreement, the obligations of the Parties under the Petroleum Contract and all liabilities and expenses incurred by Operator in connection with Joint Operations shall be charged to the Joint Account and all credits to the Joint Account shall be shared by the Parties, as among themselves, in accordance with their respective Participating Interests.

Each Party will pay, when due in accordance with the Accounting Procedure, its Participating Interest share of Contractor's Expenses.

For the avoidance of doubt, the Payment is a Development Cost for the purposes of the Petroleum Contract and CITIC is entitled to its Participating Interest share of investment recovery oil in respect of the Payment.

OBSERVANCE OF PETROLEUM CONTRACT

2.3 The Parties acknowledge that their respective interests in the Kongnan Project are derived from the Petroleum Contract and the Parties agree that they will at all times use their mutual reasonable best efforts to observe the terms of the Petroleum Contract, perform the Contractor's Obligations and otherwise preserve the Contractor's Rights and Interests. In the event of any conflict between the terms of the Petroleum Contract and the terms of this Agreement with respect to the Contractor's Rights and Obligations, the terms of the Petroleum Contract will prevail. With respect to the relationships of the Parties regarding the conduct of Joint Operations, this Agreement and the Farmout Agreement will prevail. In the event of any conflict between this Agreement and the Farmout Agreement, the Farmout Agreement will prevail.

ACCOUNTING PROCEDURE

2.4   The Accounting Procedure will apply to:

      (a) cash calls to the Parties to fund Contractor's Expenses from time to time;

      (b) accounting as between the Parties with respect to the Contractor's Rights and Obligations;

      (c)   audit and inventory procedures and accounting reports; and

      (d) all other accounting matters involving the Parties which would be resolved pursuant to an agreed accounting procedure among parties to an agreement of similar tenor to this Agreement.

PARTICIPATION THROUGH AFFILIATES

2.5 Notwithstanding anything in this Agreement to the contrary, a Party may, at any time upon notice to the other Parties, assign its Participating Interest to an Affiliate provided that the assigning Party will remain liable as principal for all of its obligations under this Agreement and provided further that any such assignment will be subject to the terms of the Petroleum Contract.

AREA OF INTEREST

2.6 If, at any time during the term of this Agreement, a Party acquires an interest or the right to acquire an interest of any nature whatsoever within the Area of Interest which entitles or, if acquired, would entitle, the Party to explore for, develop or produce Petroleum (an "OPPORTUNITY"), the Party will, within fifteen (15) days of acquiring the Opportunity, notify the other Parties with full particulars thereof. Within thirty (30) days of receiving the Party's notice, each of the other Parties will notify the acquiring Party of its election to accept or not accept the Opportunity and failure to respond will be deemed to be an election to not accept the Opportunity. If all the other Parties elect to accept the Opportunity, the non-acquiring Parties will reimburse the acquiring Party for its out of pocket costs of acquiring the Opportunity and all of the Parties will be entitled to participate therein in proportion to their respective Participating Interests and, subject always to the legal and contractual terms of the Opportunity, the Parties will, in good faith, negotiate a definitive participation agreement which will, unless otherwise agreed, contemplate joint participation in the Opportunity, and the rights and obligations comprised therein, by the Parties in accordance with their respective Participating Interests. If all the other Parties elect to not accept the Opportunity, the acquiring Party will be free to pursue the Opportunity for its own account. If some, but not all, the other Parties elect to accept the Opportunity, they shall be entitled to share in the Opportunity with the acquiring Party in proportion to their respective Participating Interests, exclusive of the interests of the non-participating Parties.

                                     PART 3

                                    OPERATOR

DESIGNATION OF OPERATOR

3.1 Pan-China is currently designated as the Operator under the Petroleum Contract and, CNPC may in circumstances described in the Petroleum Contract, elect to become Operator thereunder. The Parties agree that, unless and until CNPC exercises its right to become Operator under the Petroleum Contract, Pan-China will act as Operator throughout the term of this Agreement.

RIGHTS AND DUTIES OF OPERATOR

3.2 The Parties acknowledge that the Operator has all of the rights, functions and duties assigned to the Operator under the Petroleum Contract and the Parties agree that the Operator will have exclusive charge of and shall conduct all Petroleum Operations required to be carried out pursuant to the Contractor's Obligations. In carrying out the Contractor's Obligations on behalf of the Parties, the Operator will:

      (a) perform Petroleum Operations in accordance with the provisions of the Petroleum Contract, this Agreement and the instructions of the Operating Committee;

      (b) conduct all Petroleum Operations in a diligent, safe and efficient manner in accordance with good and prudent oil field practices generally followed by the international petroleum industry under similar circumstances;

      (c) subject to Section 3.6, neither gain a profit nor suffer a loss as a result of being the Operator in its conduct of Petroleum Operations;

      (d) perform the duties for the Operating Committee set out in Part 4 and prepare and submit to the Operating Committee the proposed Work Programs and Budgets and AFE's as provided in Part 6;

      (e) acquire all permits, consents, approvals, surface or other rights that may be required for or in connection with the conduct of Petroleum Operations;

      (f) permit the representatives of any of the Parties to have, at all reasonable times and at their own risk and expense, reasonable access to the Petroleum Operations with the right to observe all such Petroleum Operations;

      (g) maintain the Petroleum Contract in full force and effect, promptly pay and discharge all Contractor's Expenses and use its reasonable efforts to keep and maintain the Contractor's Rights and Interests free from all Encumbrances arising out of Petroleum Operations subject always to receipt by the Operator from the Parties of funds therefor;

      (h) subject always to receipt by the Operator from the Parties of funds therefor, pay to the relevant Governmental Authority, within the periods and in the manner prescribed by the Petroleum Contract and all applicable laws and regulations, all periodic payments, royalties, taxes, fees and other payments pertaining to Petroleum Operations, but excluding any taxes measured by the incomes of the Parties.

      (i) carry out the obligations of Operator pursuant to the Petroleum Contract, including, but not limited to, preparing and furnishing such reports, records and information as may be required pursuant to the Petroleum Contract;

      (j) exercise, in accordance with the decisions of the Operating Committee, the right and obligation to represent the Parties in all dealings with CNPC and the relevant Governmental Authorities in the PRC with respect to matters arising under the Petroleum Contract and Petroleum Operations; provided that nothing in this subparagraph will derogate from CITIC's right to representation on the JMC pursuant to the terms of the Farmout Agreement; and

      (k) take all necessary and proper measures for the protection of life, health, the environment and property in the case of an emergency; provided, however, that Operator shall immediately notify the Parties of the details of such emergency and measures.

EMPLOYEES OF OPERATOR

3.3 Subject always to the Petroleum Contract and this Agreement, the Operator shall determine the number of employees, the selection of such employees, the hours of work and the compensation to be paid all such employees in connection with Petroleum Operations. Operator shall employ only such employees, agents and contractors as are reasonably necessary to conduct Petroleum Operations. The Operator, shall if required by CITIC, employ or take on secondment (as agreed by the Operator and CITIC) up to two (2) senior staff nominated by CITIC and all associated costs shall be for the Joint Account.

INFORMATION SUPPLIED BY OPERATOR

3.4 Operator shall provide the Parties the following data and reports as they are currently produced or compiled from the Petroleum Operations:

      (a)   copies of all electrical logs or surveys;

      (b)   daily drilling progress reports;

      (c)   copies of all drill stem tests and core analysis reports;

      (d)   copies of plugging reports;

      (e)   copies of the final geological and geophysical maps and reports;

      (f) engineering studies, development schedules and annual progress reports on development projects;

      (g) field and well performance reports, including reservoir studies and reserve estimates;

      (h) copies of all reports relating to Petroleum Operations furnished by Operator to CNPC or to any Governmental Authority in the PRC, except magnetic tapes which shall be stored by Operator and made available for inspection and/or copying at the sole expense of the Party requesting same;

      (i) other reports as frequently as is justified by the activities or as instructed by the Operating Committee; and

      (j) subject to Section 13.1, such additional information for the Parties as they or any of them may request, provided that the requesting Party pay the costs of preparation of such information and that the preparation of such information will not unduly burden Operator's administrative and technical personnel. Only Parties who pay such costs shall receive such additional information.

Operator shall give Parties access at all reasonable times to other data acquired in the conduct of Petroleum Operations.

SETTLEMENT OF CLAIMS AND LAWSUITS

3.5 Operator shall promptly notify the Parties of any and all material claims or suits which arise out of Petroleum Operations or relate in any way to Petroleum Operations. Operator shall represent the Parties and defend or oppose the claim or suit. Subject to the Petroleum Contract, Operator may in its sole discretion compromise or settle any such claim or suit or any related series of claims or suits for an amount not to exceed the equivalent of One Hundred Thousand Dollars ($100,000.00) exclusive of legal fees. Operator shall obtain the approval and direction of the Operating Committee on amounts in excess of the that amount. Each Party shall have the right to be represented by its own counsel at its own expense in the settlement, compromise or defence of such claims or suits. Any Party shall promptly notify the other Parties of any claim made against such Party by a third party relating to or which may affect the Petroleum Operations and insofar as such claim relates to or affects the Petroleum Operations such Party shall defend or settle the same in accordance with any directions given by the Operating Committee and such costs, expenses and damages as are payable pursuant to such defence or settlement shall be paid by the Parties in proportion to their Participating Interests. Notwithstanding the foregoing, each Party shall have the right to participate in any such pursuit, prosecution, defence or settlement conducted in accordance with the above at its sole cost and expense; provided always that no Party may settle its Participating Interest share of any claim without first satisfying the Operating Committee that it can do so without prejudicing the Contractor's Rights and Interests.

LIABILITY OF OPERATOR

3.6 Except as set out in this Section 3.6, the Party designated as Operator shall bear no cost, expense or liability resulting from performing the duties and functions of the Operator. Nothing in this Section 3.6 shall, however, be deemed to relieve the Party designated as Operator from any cost, expense or liability as a Party for its Participating Interest share of the Contractor's Obligations. The Parties shall be liable in proportion to their Participating Interests and shall defend and indemnify Operator and its consultants, agents, employees, officers and directors (the "INDEMNITEES") from any and all costs, expenses (including reasonable attorney's fees) and liabilities incident to claims, demands or causes of action of every kind and character brought by or on behalf of any person or entity for damage to or loss of property or the environment, or for injury to, illness or death of any person or entity, which damage, loss, injury, illness or death arises out of or is incident to any act or failure to act by Indemnitees in the conduct of or in connection with Petroleum Operations regardless of the cause of such damage, loss, injury, illness or death and even though caused in whole or in part by a pre-existing defect, the negligence (whether sole, joint or concurrent) Gross Negligence, strict liability or other legal fault of Operator (or any such affiliate); provided that if any senior supervisory personnel of Operator, engage in Gross Negligence or wilful misconduct that proximately causes the Parties to incur cost, expense or liability for such damage, loss, injury, illness or death, then only Operator shall bear the actual cost, expense and liability to repair, replace and/or remove property so damaged or lost, if any. Notwithstanding the foregoing, under no circumstances shall any Indemnitee (except as a Party to the extent of its Participating Interest) bear any cost, expense or liability for environmental, consequential, punitive or any other similar indirect damages or losses, including but not limited to those arising from business interruption, reservoir or formation damage, inability to produce petroleum, loss of profits, pollution control and environmental amelioration or rehabilitation.

INSURANCE OBTAINED BY OPERATOR

3.7 Operator shall procure and maintain or cause to be procured and maintained all insurance in the types and amounts required by the Petroleum Contract and applicable laws, rules and regulations. In addition, Operator shall obtain such further insurance, at competitive rates, as the Operating Committee may from time to time require. In respect of all insurance obtained pursuant to this
Section 3.7, the Operator shall:

      (a) promptly inform the Parties when such insurance is obtained and supply them with copies of the relevant policies when the same are issued;

      (b) subject to the Petroleum Contract, arrange for the Parties, according to their respective Participating Interests, to be named as co-insureds on the relevant policies with waivers of subrogation in favour of all the Parties; and

      (c) subject to the Petroleum Contract, duly file all claims and take all necessary and proper steps to collect any proceeds and credit any proceeds to the Parties in proportion to their respective Participating Interests.

Operator shall use its reasonable efforts to require all contractors performing work in respect of Petroleum Operations to obtain and maintain any and all insurance in the types and amounts required by any applicable laws, rules and regulations or any decision of the Operating Committee and shall use its reasonable efforts to require all such contractors to name the Parties as additional insureds on contractors' insurance policies or to obtain from their insurers waivers of all rights or recourse against Operator and the Parties.

COMMINGLING OF FUNDS

3.8 Operator may not commingle with its own funds the monies, which it receives from or for the Joint Account pursuant to this Agreement. Monies received from or for the Joint Account shall be applied only to their intended use and shall in no way be deemed to be funds belonging to Operator.

RESIGNATION OF OPERATOR

3.9 The Operator may not resign as Operator except in accordance with the Petroleum Contract and subject to receiving prior consent from CITIC.

DEFAULT BY OPERATOR UNDER PETROLEUM CONTRACT

3.10 A default by the Operator under the Petroleum contract is deemed to be a default under this Agreement.

                                     PART 4

                               OPERATING COMMITTEE

JMC REPRESENTATION

4.1 Under the terms of Petroleum Contract, the Contractor is entitled to appoint three (3) representatives to the JMC, one of whom is to be designated the Contractor's chief representative. Pan-China and CITIC agree that the Contractor's representatives on the JMC will, from time to time, consist of one
(1) individual selected by CITIC and two (2) individuals selected by Pan-China and one of the individuals selected by Pan-China will be designated as the Contractor's chief representative. Each Party shall cause its appointees to the JMC to participate in and exercise all voting rights at JMC meetings in accordance with directions given by the Operating Committee. Pan-China must provide JMC notices and information in a timely manner to the CITIC representative on the JMC.

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

ESTABLISHMENT OF OPERATING COMMITTEE

4.2 To provide for the overall supervision and direction of the Contractor's activities under the Petroleum Contract, the Parties will establish an Operating Committee composed of representatives of each Party. Each Party shall appoint one (1) representative and one (1) alternate representative to serve on the Operating Committee. Each Party shall as soon as possible after the date of this Agreement give notice in writing to the other Parties of the name and address of its representative and alternate representative to serve on the Operating Committee. Each Party shall have the right to change its representative and alternate at any time by giving proper notice to such effect to the other Parties.

POWERS AND DUTIES OF OPERATING COMMITTEE

4.3   The Operating Committee shall have power and duty to:

      (a) authorise and supervise the exercise, from time to time, of the Contractor's Rights and Interests;

      (b) authorise and supervise the fulfilment, from time to time, of the Contractor's Obligations;

      (c) direct, authorise and supervise the participation in and the exercise of voting rights by the Contractor's representatives at the JMC meetings;

      (d) approve all proposed Work Programs and related budgets prepared by the Operator prior to the submission thereof to JMC; and

      (e) approve the Overall Development Program prepared by the Operator prior to the submission thereof to JMC, CNPC and the relevant Governmental Authorities in the PRC.

AUTHORITY TO VOTE

4.4 The representative of a Party or, in his absence, his alternate representative, shall be authorised to represent and bind such Party with respect to any matter which is within the powers of the Operating Committee and is properly brought before the Operating Committee. Each such representative shall have a vote equal to the Participating Interest of the Party such person represents. Each alternate representative shall be entitled to attend all Operating Committee meetings but shall have no vote at such meetings except in the absence of the representative for whom he is the alternate. In addition to the representative and alternate representative, each Party may also bring to any Operating Committee meetings such technical and other advisors as it deems appropriate.

NOTICE OF MEETING

4.5 Operator may call a meeting of the Operating Committee by giving notice to the Parties at least seven (7) days in advance of such meeting and shall call a meeting at least once every three (3) months to be held no more than seven (7) days in advance of the quarterly JMC meeting. In addition, any Party may request a meeting of the Operating Committee by giving proper notice to all the other Parties. Upon receiving such request, Operator shall call such meeting for a date not less than fifteen (15) days nor more than twenty (20) days after receipt of the request. The notice periods above may only be waived with the unanimous consent of all the Parties.

CONTENTS OF MEETING NOTICE

4.6   Each notice of a meeting of the Operating Committee shall contain:

      (a)   the date, time and location of the meeting; and

      (b) an agenda of the matters and proposals to be considered and/or voted upon.

A Party, by notice to the other Parties given not less than three (3) days prior to a meeting, may add additional matters to the agenda for a meeting. On the request of a Party, and with the unanimous consent of all Parties, the Operating Committee may consider at a meeting a proposal not contained in such meeting agenda.

LOCATION OF MEETINGS

4.7 All meetings of the Operating Committee shall be held in Beijing, PRC, or elsewhere as may be decided by the Operating Committee.

OPERATOR'S DUTIES FOR MEETINGS

4.8 With respect to meetings of the Operating Committee, Operator's duties shall include, but not be limited to:

      (a) timely preparation and distribution of the agenda together with all relevant papers and reports pertaining to items on the agenda;

      (b)   organisation and conduct of the meeting; and

      (c)   preparation of a written record or minutes of each meeting.

Operator shall have the right to appoint the chairman of the Operating
Committee.

VOTING PROCEDURE

4.9 Except as otherwise expressly provided in this Agreement, all decisions, approvals and other actions of the Operating Committee on all proposals coming before it under this Agreement shall be decided by the affirmative vote of one or more Parties, then holding, in the aggregate, a simple majority of the Participating Interests; provided however, a unanimous affirmative vote shall be required to (a) amend or terminate the Petroleum Contract or (b) relinquish portions of the Contract Area, subject to Section 9.1 or (c) approve an annual Work Program and Budget, and AFE for additional work or newly proposed work which is not included in the approved annual Work Program; provided, however, if the Parties cannot agree on the Annual Work Program and Budget, the Operator shall have the right to unilaterally submit an Annual Work Program and Budget to JMC to satisfy the requirements of the Petroleum Contract, and all Parties will be bound by the onward commitments outlined in the approved Overall Development Program agreed with CNPC, as provided for in Article 6 of the Petroleum Contract, or (d) an Overall Development Plan for an Oil Field (as defined in the Petroleum Contract), including developing a Discovery for the Joint Operation, subject in each case to the operation of Part 5, or (e) for either Party to propose to abandon production from the

Oil Field within the Contract Area or to recommence production pursuant to
Section 4.6.2.1 of the Petroleum Contract.

RECORD OF VOTES

4.10 The chairman of the Operating Committee shall appoint a secretary who shall make a record at the meeting of each proposal voted on and the results of such voting at each Operating Committee meeting. Each representative shall sign and be provided a copy of such record at the end of such meeting and it shall be considered the final record of the decisions of the Operating Committee.

MINUTES

4.11 The secretary shall provide each Party with a copy of the minutes of the Operating Committee meeting within fifteen (15) days after the end of the meeting. Each Party shall have fifteen (15) days after receipt of such minutes to give the secretary notice of its objections to the minutes to the secretary. A failure to give notice specifying objection to such minutes within such fifteen (15) day period shall be deemed to be approval of such minutes. In any event, the votes recorded by the secretary at the meeting under Section 4.10 shall take precedence over the minutes described above.

VOTING BY NOTICE

4.12 In lieu of a meeting, Operator may submit any proposal for a decision of the Operating Committee by giving each representative notice describing the proposal so submitted. Each Party shall communicate its vote by notice to Operator and the other Parties within one of the following appropriate time periods after receipt of Operator's notice:

      (a) twenty-four (24) hours in the case of Petroleum Operations which involve the use of a drilling rig that is standing by in the Contract Area; or

      (b)   twenty (20) days in the case of all other proposals.

Except in the case of subparagraph (a), any Party may, by notice delivered to all Parties within five (5) days of receipt of Operator's notice, request that the proposal be decided at a meeting rather than by notice. In such an event, that proposal shall be decided at an Operating Committee meeting duly called for that purpose. Any Party failing to communicate its vote in a timely manner shall be deemed to have voted against such proposal. If a meeting is not requested, then at the expiration of the appropriate time period, Operator shall give each Party a confirmation notice stating the tabulation and results of the vote.

EFFECT OF VOTE

4.13 All decisions taken by the Operating Committee pursuant to this Part, shall be conclusive and binding on all the Parties, except that:

      (a) if pursuant to this Part, a Joint Operation, other than an operation required under the terms of the Petroleum Contract to fulfil the Contractor's Obligations, has been properly proposed to the Operating Committee and the Operating Committee has not approved such proposal in a timely manner, then any Party shall have the right for the appropriate period specified below to propose in accordance with Part 5, an Exclusive Operation involving operations essentially the same as those proposed for such Joint Operation as follows,

            (i) for proposals involving the use of a drilling rig that is standing by in the Contract Area, such right shall be exercisable for twenty-four (24) hours after the time specified in Section 4.12(a) has expired;

            (ii) for proposals to develop a Discovery, such right shall be exercisable for twenty (20) days after the date the Operating Committee considered such proposal pursuant to Section 4.6 or
                  Section 4.12; and

            (iii) for all other proposals, such right shall be exercisable for twenty (20) days after the date the Operating Committee considered such proposal pursuant to Section 4.6 or Section 4.12;

      (b) if a Party voted against any proposal which was approved by the Operating Committee and which could be conducted as an Exclusive Operation pursuant to Part 5 other than any proposal relating to the fulfilment of Contractor's Obligations, then such Party shall have the right not to participate in the operation contemplated by such approval. Any such Party wishing to exercise its right of non-consent must give notice of non-consent to all other Parties within ten (10) days (or within twenty-four (24) hours if the drilling rig to be used in such operation is standing by in the Contract Area) following Operating Committee approval of such proposal. The Parties that did not give notice of non-consent shall be Consenting Parties as to the operation contemplated by the Operating Committee approval, and shall conduct such operation as an Exclusive Operation under Part 5. Any Party that gave notice of non-consent shall be a Non-Consenting Party as to such Exclusive Operation;

      (c) if the Consenting Parties to an Exclusive Operation under subparagraphs (a) or (b) above concur, then the Operating Committee may, at any time, pursuant to subparagraph (c), reconsider and approve, decide or take action on any proposal that the Operating Committee declined to approve earlier, or modify or revoke an earlier approval, decision or action; and

      (d) once a Joint Operation for the drilling, Deepening, Testing, Sidetracking, Plugging Back, Completing, Recompleting, Reworking or plugging of a well, has been approved and commenced, such operation shall not be discontinued without the consent of the Operating Committee provided, however, that such operation may be discontinued, if,

            (i) an impenetrable substance or other condition in the hole is encountered which, in the reasonable judgement of Operator, causes the continuation of such operation to be impractical; or

            (ii) other circumstances occur which, in the reasonable judgement of Operator, causes the continuation of such operation to be unwarranted and, after notice, the Operating Committee, within the period required under Section 4.12(a), approves discontinuing such operation.

            On the occurrence of either of the above, Operator shall promptly notify the Parties that such operation is being discontinued pursuant to the foregoing, and any Party shall have the right to propose in accordance with Part 5 an Exclusive Operation to continue such operation.

                                     PART 5

                       OPERATIONS BY LESS THAN ALL PARTIES

LIMITATION ON APPLICABILITY

5.1 No operations may be conducted in furtherance of the Petroleum Contract except as Petroleum Operations in which the Parties participate in the Contractor's Rights and Obligations to the extent of their respective Participating Interests ("JOINT OPERATIONS"), or as Exclusive Operations under this Part. No Exclusive Operation shall be conducted which conflicts with a Joint Operation. Petroleum Operations which are required to fulfil the Contractor's Obligations must be proposed and conducted as Joint Operations under Part 4, and may not be proposed or conducted as Exclusive Operations under this Part. In addition, no Party may propose or conduct an Exclusive Operation under this Part unless and until such Party has properly exercised its right to propose an Exclusive Operation pursuant to Section 4.13. Subject to this Part, any operation that may be proposed and conducted as a Joint Operation, other than operations pursuant to an approved Overall Development Program, may be proposed and conducted as an Exclusive Operation.

PROCEDURE TO PROPOSE EXCLUSIVE OPERATIONS

5.2 Subject to Section 5.1, if any Party proposes to conduct an Exclusive Operation, such Party shall give notice of the proposed operation to all Parties. Such notice shall specify that such operation is proposed as an Exclusive Operation, the work to be performed, the location, the objectives, and estimated cost of such operation. Any Party entitled to receive such notice shall have the right to participate in the proposed operation by notifying the Operator or the Party proposing the Exclusive Operation as follows:

      (a) for proposals to Deepen, Test, Complete, Sidetrack, Plug Back, Recomplete or Rework involving the use of a drilling rig that is standing by in the Contract Area, any such Party wishing to exercise such right must so notify Operator within twenty-four (24) hours after receipt of the notice proposing the Exclusive Operation;

      (b) for proposals to develop a Discovery, any Party wishing to exercise such right must so notify the proposing Party within twenty (20) days after receipt of the notice proposing the Exclusive Operation; and

      (c) for all other proposals, any such Party wishing to exercise such right must so notify Operator within ten (10) days after receipt of the notice proposing the Exclusive Operation.

Failure of a Party to whom a proposal notice is delivered to properly reply within the period specified above shall constitute an election by that Party not to participate in the proposed operation. If all Parties properly exercise their rights to participate, then the proposed operation shall be conducted as a Joint Operation. The Operator shall commence such Joint Operation as promptly as practicable and conduct it with due diligence. If less than all Parties entitled to receive such proposal notice properly exercise their rights to participate, then:

      (d) the Party proposing the Exclusive Operation, together with any other Parties who elect to participate (collectively "CONSENTING PARTIES") shall have the right to instruct Operator (subject to Section 5.8(e)) to conduct the Exclusive Operation;

      (e) if the Exclusive Operation is conducted, the Consenting Parties shall bear the sole liability and expense of such Exclusive Operation in a fraction, the numerator of which is such Consenting Party's Participating Interest and the denominator of which is the aggregate of the Participating Interests of the Consenting Parties or in such other proportion totalling one hundred per cent (100%) of such liability and expense as the Consenting Parties may agree; and

      (f) if such Exclusive Operation has not been commenced within one hundred and eighty (180) days (excluding any extension specifically agreed by all Consenting Parties or allowed by the force majeure provisions of Part 14), the right to conduct such Exclusive Operation shall terminate. If any Party still desires to conduct such Exclusive Operation, written notice proposing such operation must be resubmitted to the Parties in accordance with Part 4 as if no proposal to conduct an Exclusive Operation had been previously made.

      Notwithstanding the foregoing, no Exclusive Operation may be undertaken if it would interfere with a previously approved and ongoing Joint Operation.

RESPONSIBILITY FOR EXCLUSIVE OPERATIONS

5.3 The Consenting Parties shall bear in accordance with the Participating Interests agreed under Section 5.2(e) the entire cost and liability of conducting an Exclusive Operation to the exclusion of any Party who does not elect to participate (a "NON-CONSENTING PARTY") and shall indemnify the Non-Consenting Parties from any and all costs and liabilities incurred incident to such Exclusive Operation and shall keep the Contract Area free and clear of all Encumbrances of every kind created by or arising from such Exclusive Operation.

CONSEQUENCES OF EXCLUSIVE OPERATIONS

5.4   With regard to any Exclusive Operation:


      (a) for so long as a Non-Consenting Party has the option to reinstate the rights it relinquished as established in Section 5.4(b), such Non-Consenting Party shall be entitled to have access concurrently with the Consenting Parties, to all data and other information relating to such Exclusive Operation, other than G & G Data obtained in an Exclusive Operation. If a Non-Consenting Party desires to receive and acquire the right to use such G & G Data, then such Non-Consenting Party shall have the right to do so by paying to the Consenting Parties its Participating Interest share of the cost incurred in obtaining such G & G Data;

      (b) subject to this Section 5.4, each Non-Consenting Party shall be deemed to have relinquished to the Consenting Parties, and the Consenting Parties shall be deemed to own, in proportion to their respective Participating Interests in the Exclusive Operation:

            (i) all of each such Non-Consenting Party's right to participate in further operations on any Discovery made in the course of such Exclusive Operation; and

            (ii) all of each such Non-Consenting Party's right pursuant to the Petroleum Contract to take and dispose of Petroleum produced and saved or to receive its Participating Interest Share of Net Operating Cash Flow:

                  (A) from the well in which such Exclusive Operation was conducted, and

                  (B) from any wells drilled to appraise or develop a Discovery;

      (c) a Non-Consenting Party shall have the following and only the following options to reinstate the rights it relinquished pursuant to this Section 5.4:

            (i) if the Consenting Parties decide to appraise a Discovery made in the course of an Exclusive Operation, the Consenting Parties shall submit to each Non-Consenting Party the approved appraisal program. For thirty (30) days (or forty-eight (48) hours if the drilling rig which is to be used in such appraisal program is standing by in the Contract Area) from receipt of such appraisal program, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to subparagraph (b) above and to participate in such appraisal program. The Non-Consenting Party may exercise such option by notifying Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the expense and liability of such appraisal program, to pay the lump sum amount as set out in Section 5.5(a) and to pay the cash premium as set out in
                  Section 5.5(b);

            (ii) if the Consenting Parties decide to develop a Discovery made or appraised in the course of an Exclusive Operation, the Consenting Parties shall submit to the Non-Consenting Parties a development plan substantially in the form intended to be submitted to CNPC and the relevant Governmental Authorities in the PRC under the Petroleum Contract. For sixty (60) days from receipt of such development plan or such lesser period of time prescribed by the Petroleum Contract, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to subparagraph (b) above and to participate in such development plan. The Non-Consenting Party may exercise such option by notifying the Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the liability and expense of such development plan and such future operating and producing costs, to pay the lump sum amount as set out in
                  Section 5.5(a) and to pay the cash premium as set out in
                  Section 5.5(b); and

            (iii) if the Consenting Parties decide to Deepen, Test, Complete,
                  Sidetrack, Plug Back, Recomplete or Rework an Exclusive Well and such further operation was not included in the original proposal for such Exclusive Well, the Consenting Parties shall submit to the Non-Consenting Parties an authorisation for expenditure outlining the Consenting Parties' best estimate of the total funds required to carry out such further operation. For thirty (30) days (or forty-eight (48) hours if the drilling rig which is to be used in such operation is standing by in the Contract Area) from receipt of such authorisation for expenditure, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to subparagraph (b) above and to participate in such operation. The Non-Consenting Party may exercise such option by notifying the Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the liability and expense of such further operation, to pay the lump sum amount as set out in Section 5.5(a) and to pay the cash premium as set out in Section 5.5(b);

      (d) if a Non-Consenting Party does not properly and in a timely manner exercise such option, including paying in a timely manner in accordance with Section 5.5, all lump sum amounts and cash premiums, if any, due to the Consenting Parties, such Non-Consenting Party shall have forfeited the options as set out in subparagraph (c) above and the right to participate in the proposed program, unless such program, plan or operation is materially modified or expanded;

      (e) a Non-Consenting Party shall become a Consenting Party with regard to an Exclusive Operation at such time as the Non-Consenting Party gives proper notice pursuant to subparagraph (c) above provided that such Non-Consenting Party shall in no way be deemed to be entitled to any lump sum amount or cash premium paid as an incident to such Exclusive Operation. The Participating Interest of such Non-Consenting Party in such Exclusive Operation shall be its Participating Interest in the Contractor's Rights and Obligations. The Consenting Parties shall contribute in proportion to their respective Participating Interests in such Exclusive Operation, the Participating Interest of any Non-Consenting Party. If all Parties participate in the proposed operation, then such operation shall be conducted as a Joint Operation pursuant to Part 4; and


      (f) if, after the expiry of the period in which a Non-Consenting Party may exercise its option to participate in a development plan, the Consenting Parties desire to proceed, each Non-Consenting Party to such development plan shall be deemed to have:


            (i) forfeited all of its economic interest in that part of the Contract Area or any other area covered by such development plan, and

            (ii) assumed a fiduciary duty to exercise its legal interest in the Petroleum Contract to the extent it relates to any areas covered by the development plan for the benefit of the Consenting Parties.

      In either case such Non-Consenting Party shall be deemed to have withdrawn from this Agreement to the extent it relates to such area, even if the development plan is modified or expanded subsequent to the commencement of operations under such development plan.

PREMIUM TO PARTICIPATE IN EXCLUSIVE OPERATIONS

5.5   Within thirty (30) days of the exercise of its option under Section
5.4(c):

      (a) each such Non-Consenting Party shall pay in immediately available funds to the Consenting Parties who took the risk of such Exclusive Operations in proportion to their respective Participating Interests in such Exclusive Operations a lump sum amount payable Dollars . Such lump sum amount shall be equal to such Non-Consenting Party's Participating Interest share of all liabilities and expenses, including overhead, that were incurred in every Exclusive Operations relating to the Discovery, or well, as the case may be, in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Section 5.4(b), and that were not previously paid by such Non-Consenting Party; and

      (b) in addition to Section 5.5(a), each such Non-Consenting Party shall pay in immediately available funds, in Dollars to such Consenting Parties in proportion to their respective Participating Interests a cash premium equal to the total of:

            (i) five hundred per cent (500%) of such Non-Consenting Party's Participating Interest share of all liabilities and expenses, including overhead, that were incurred in any Exclusive Operations relating to the obtaining of the portion of the G & G Data which pertains to the Discovery, and that were not previously paid by such Non-Consenting Party; plus

            (ii) five hundred per cent (500%) of such Non-Consenting Party's Participating Interest share of all liabilities and expenses, including overhead, that were incurred in any Exclusive Operations relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the exploration well which made the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Section 5.4(b), and that were not previously paid by such Non-Consenting Party; plus

            (iii) five hundred per cent (500%) of the Non-Consenting Party's
                  Participating Interest share of all liabilities and expenses, including overhead, that were incurred in any Exclusive Operations relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the appraisal well(s) which delineated the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Section 5.4(b), and that were not previously paid by such Non-Consenting Party.

ORDER OF PREFERENCE OF OPERATIONS

5.6 Except as otherwise specifically provided in this Agreement, if any Party desires to propose the conduct of an operation that will conflict with an existing proposal for an Exclusive Operation, such Party shall have the right exercisable for five (5) days, or twenty-four (24) hours if the drilling rig to be used is standing by in the Contract Area, from receipt of the proposal for the Exclusive Operation, to deliver to all Parties entitled to participate in the proposed operation such Party's alternative proposal. Such alternative proposal shall contain the information required under Section 5.2. Each Party receiving such proposals shall elect by delivery of notice to Operator within the appropriate response period set out in Sections 5.2(a) through (c) to participate in one of the competing proposals. Any Party not notifying Operator within the response period shall be deemed not to have voted. The proposal receiving the largest aggregate Participating Interest vote shall have priority over all other competing proposals. In the case of a tie vote, the Operator shall choose among the proposals receiving the largest aggregate Participating Interest vote. Operator shall deliver notice of such result to all Parties entitled to participate in the operation within five (5) days of the end of the response period, or twenty-four (24) hours if the drilling rig to be used is standing by in the Contract Area. Each Party shall then have two (2) days (or twenty-four (24) hours if the drilling rig to be used is standing by in the Contract Area) from receipt of such notice to elect by delivery of notice to Operator whether such Party will participate in such Exclusive Operation, or will relinquish its interest pursuant to Section 5.4(b). Failure by a Party to deliver such notice within such period shall be deemed an election not to participate in the prevailing proposal.

STAND-BY COSTS

5.7 When an operation has been performed, all tests have been conducted and the results of such tests furnished to the Parties, stand by costs incurred pending response to any Party's notice proposing an Exclusive Operation for Deepening, Testing, Sidetracking, Completing, Plugging Back, Recompleting, Reworking or other further operation in such well (including the period required under Section 5.6 to resolve competing proposals) shall be charged and borne as part of the operation just completed. Stand by costs incurred subsequent to all Parties responding, or expiration of the response time permitted, whichever first occurs, shall be charged to and borne by the Parties proposing the Exclusive Operation in proportion to their Participating Interests, regardless of whether such Exclusive Operation is actually conducted. If a further operation is proposed while the drilling rig to be utilised is on location, any Party may request and receive up to five (5) additional days after expiration of the applicable response period specified in Sections 5.2(a) through (c) within which to respond by notifying Operator that such Party agrees to bear all stand by costs and other costs incurred during such extended response period. Operator may require such Party to pay the estimated stand by time in advance as a condition to extending the response period. If more than one Party requests such additional time to respond to the notice, stand by costs shall be allocated between such Parties on a day-to-day basis in proportion to their Participating Interests.

MISCELLANEOUS

5.8   Under this Part:

      (a) each Exclusive Operation shall be carried out by the Consenting Parties acting as the Operating Committee, subject to the provisions of this Agreement applied mutatis mutandis to such Exclusive Operation and subject to the terms and conditions of the Petroleum Contract;

      (b) the computation of liabilities and expenses incurred in Exclusive Operations, including the liabilities and expenses of Operator for conducting such operations, shall be made in accordance with the principles set out in the Accounting Procedure;

      (c) Operator shall maintain separate books, financial records and accounts for Exclusive Operations which shall be subject to the same rights of audit and examination as provided in the Accounting Procedure. Such rights of audit and examination shall extend to each of the Consenting Parties and each of the Non-Consenting Parties so long as the latter are, or may be, entitled to elect to participate in such operations;

      (d) Operator, if it is a Non-Consenting Party and it is conducting an Exclusive Operation for the Consenting Parties, shall be entitled to request cash advances and shall not be required to use its own funds to pay any cost and expense and shall not be obliged to commence or continue Exclusive Operations until cash advances requested have been made, and the Accounting Procedure shall apply to Operator in respect of any Exclusive Operations conducted by it; and

      (e) if the Operator is a Non-Consenting Party to an Exclusive Operation to develop a Discovery then, subject to obtaining any necessary CNPC/PRC Approval, the Operator may resign but, in any event, shall resign, on the request of the Consenting Parties, as Operator for that portion of the Contract Area comprising such Discovery and, subject to the terms of the Petroleum Contract, the Consenting Parties shall select another Party to serve as Operator.

                                     PART 6

                                  WORK PROGRAMS

REVIEW AND APPROVAL

6.1 At least sixty (60) days prior to the date upon which the Operator is obliged, under the Petroleum Contract, to submit to the JMC an annual Work Program and Budget for the JMC's review and approval, the Operator will furnish a draft of such Work Program and Budget to the Parties. Within thirty (30) days of such delivery, the Operating Committee will meet to consider and approve the draft Work Program and Budget with such modifications as the Operating Committee determines are warranted and, immediately following such approval, the Operator will submit the approved Work Program and Budget to the JMC for consideration in accordance with the terms of the Petroleum Contract. If further modifications to a Work Program and Budget approved by the Operating Committee are required prior to approval thereof by the JMC, the Contractor's representatives on the JMC may approve any such modifications on behalf of the Parties without further consideration or approval by the Operating Committee.

      (a) During the preparation of the proposed Work Programs and Budgets and Development Plans contemplated in this Part 6, Operator shall consult with the Operating Committee or the appropriate subcommittees regarding the contents of such Work Programs and Budgets and Development Plans;

      (b) Each Work Program and Budget and Overall Development Plan submitted by Operator shall contain an itemised estimate of the costs of Joint Operations and all other expenditures to be made for the Joint Account for the period covered by the Work Program and shall, inter alia

            (i) identify each work category in sufficient detail to afford the ready identification of the nature, scope and duration of the activity in question;

            (ii) include such reasonable information regarding Operator's allocation procedures and estimated manpower costs as the Operating Committee may determine;

            (iii) comply with the requirements of the Petroleum Contract;

      (c) The Work Program and Budget shall designate the portion or portions of the Contract Area in which Joint Operations itemised in such Work Program and Budget are to be conducted and shall specify the kind and extent of such operations in such detail as the Operating Committee may deem suitable.

AUTHORISATION FOR EXPENDITURE ("AFE") PROCEDURE

6.2 Prior to incurring any commitment or expenditure for the Joint Account, which is estimated to be in excess of One Hundred Fifty Thousand Dollars ($150,000.00) for any line item in an approved Work Program and Budget, Operator shall send to each Party an AFE containing Operator's best estimate of the total funds required to carry out such work, the estimated timing of expenditures and any other necessary supporting information. The Parties shall sign the AFE acknowledging their receipt of the AFE.

      (a) Approval of an operation in the current Work Program and Budget shall authorise Operator to conduct the operation subject to Section
            6.3 of this Agreement without further authorisation from the Operating Committee.

      (b)   Each AFE proposed by the Operator shall:

            (i) Identify the operation by specific reference to the applicable line items in the Work Program and Budget;

            (ii)  Describe the work in detail;

            (iii) Contain Operator's best estimate of the total funds required to carry out such work;

            (iv)  Outline the proposed work schedule;

            (v)   Provide a timetable of expenditures, if known; and

            (vi) Be accompanied by such other supporting information as is necessary for an informed decision.

OVEREXPENDITURES OF WORK PROGRAMS AND BUDGETS

6.3   (a)   For expenditures on any line item of an approved Work Program and and Budget, Operator shall be entitled to make or incur without further approval of the Operating Committee overexpenditures for such line item up to ten (10) percent of the authorised amount for such line item; provided that the cumulative total of all overexpenditures for a Calendar Year shall not exceed five (5) percent of the total Budget in question. Operator may also spend amounts in excess of an approved Budget in order to safeguard and prevent injury or death, or to prevent damage to property or pollution, and shall report the amounts spent for that purpose to the Parties.

      (b) At such time that Operator is reasonably certain that the percentage overexpenditure limits of Section 6.3(A) will be exceeded, Operator shall furnish a supplemental AFE for the estimated overexpenditures to the Operating Committee for its approval and shall provide the Parties with full details of such overexpenditures. Operator shall promptly give notice of the amounts of overexpenditures when actually incurred.

DEVELOPMENT

6.4   (a)   If the Operating Committee determines that a Discovery may be commercial, the Operator shall, as soon as practicable, deliver to the Parties a draft Overall Development Plan together with the first annual Work Program and Budget and provisional Work Programs and Budgets for the remainder of the development of the Discovery, which shall contain, inter alia:

            (i) Details of the proposed work to be undertaken, personnel required and expenditures to be incurred, including the timing of same, on a Calendar Year basis;

            (ii)  An estimated date for the commencement of production;

            (iii) A delineation of the proposed Development Area; and


            (iv)  Any other information requested by the Operating Committee;

      (b) After receipt of the draft Overall Development Plan, or earlier if necessary to meet any applicable deadline under the Petroleum Contract, the Operating Committee shall meet to consider, modify and then either approve or reject the draft Overall Development Plan and the first annual Work Program and Budget for the Development submitted by Operator. If the draft Overall Development Plan is approved by the Operating Committee, Operator shall, as soon as possible, deliver any notice of Commercial Discovery required under the Petroleum Contract and take such other steps as may be required under the Petroleum Contract to secure CNPC/PRC Approval. In the event CNPC or the Governmental Authority requires changes in the draft Overall Development

            Plan, the matter shall be resubmitted to the Operating Committee for further consideration; and


      (c) If the draft Overall Development Plan approved by the Operating Committee is also approved by CNPC and the applicable Governmental Authorities, it shall be incorporated into and form part of annual Work Programs and Budgets, and Operator shall, on or before the 1st day of August of each Calendar Year, submit a Work Program and Budget for the Production Area, for the following Calendar Year. Within forty-five (45) Days after such submittal, the Operating Committee shall endeavour to agree on such Work Program and budget, including any necessary or appropriate revisions to the Work Program and Budget for the approved Overall Development Plan.

                                     PART 7

                                     DEFAULT

DEFAULT AND NOTICE

7.1 Any Party that fails to pay when due its Participating Interest share of Contractor's Expenses including cash advances and interest accrued pursuant to this Agreement (a "DEFAULTING PARTY") shall be in default under this Agreement. Operator, or any other Party in the case of the default of Operator, shall promptly give written notice of such default to the Defaulting Party and each of the non-defaulting Parties. The amount not paid by the Defaulting Party shall bear interest from the date due until paid in full. Interest will be calculated using LIBOR, plus five percent (5%), herein called the "AGREED INTEREST RATE".

OPERATING COMMITTEE MEETINGS

7.2 After any default has continued for ten (10) Business Days from the date of written notice of default under Section 7.1, and for as long thereafter as the Defaulting Party remains in default on any payment due under this Agreement, the Defaulting Party shall not be entitled to attend Operating Committee meetings or to vote on any matter coming before the Operating Committee during the period such default continues. Unless agreed otherwise by the non-defaulting Parties, the voting interest of each non-defaulting Party shall be in the proportion which its Participating Interest bears to the total of the Participating Interests of all the non-defaulting Parties. Any matters requiring unanimous vote of the Parties shall be deemed to exclude the Defaulting Party. After the said ten (10) Business Days and while the Defaulting Party remains in default as aforesaid, the Defaulting Party shall not have access to any data or information relating to Petroleum Operations.

ALLOCATION OF DEFAULTED ACCOUNTS

7.3 Operator shall, either at the time of giving notice of default as provided in Section 7.1, or by separate notice, notify each non-defaulting Party of the sum of money it is to pay as its portion (such portion being in the ratio that each non-defaulting Party's Participating Interest bears to the Participating Interests of all non-defaulting Parties) of such amount in default. Each non-defaulting Party shall, if such default continues, pay Operator, within ten
(10) Business Days after receipt of such notice, its share of the amount, which the Defaulting Party failed to pay. If any non-defaulting Party fails to pay its share of the amount in default as aforesaid, such non-defaulting Party shall thereupon be in default and shall be a Defaulting Party subject to the provisions of this Part. The non-defaulting Parties which pay the amount owed by any Defaulting Party shall be entitled to receive their respective share of the principal and interest payable by such Defaulting Party pursuant to Section 7.1. The total of all amounts paid by the non-defaulting Parties for the Defaulting Party, together with interest at the Agreed Interest Rate accrued on such amounts shall constitute a debt due and owing by the Defaulting Party to the non-defaulting Parties in proportion to such amounts paid. In addition, the non-defaulting Parties may in the manner contemplated by this Part, satisfy such debt (together with interest at the Agreed Interest Rate) and may accrue an amount equal to the Defaulting Party's Participating Interest share of the estimated cost to abandon the Contractor's Rights and Interests. A Defaulting Party may remedy its default by paying to Operator the total amount due, together with interest calculated at the Agreed Interest Rate, at any time prior to transfer of its interest pursuant to Section 7.4, and upon receipt of such payment Operator shall remit to each non-defaulting Party its proportionate share of such amount. The rights granted to each non-defaulting Party pursuant to this Part, shall be in addition to, and not in substitution for any other rights or remedies which each non-defaulting Party may have at law, in equity, pursuant to the provisions of the Petroleum Contract or pursuant to the other provisions of this Agreement.

TRANSFER OF INTEREST

7.4 For a period of thirty (30) days after the failure by the Defaulting Party to remedy its default by the thirtieth (30th) day following notice of default, without prejudice to any other rights of the non-defaulting Parties to recover the amounts paid for the Defaulting Party, together with interest accrued on such amount, each non-defaulting Party shall have the option to give notice to the Defaulting Party requiring the Defaulting Party to transfer its interest to the non-defaulting Parties. To that end, if any of the non-defaulting Parties so elect, the Defaulting Party shall be deemed to have transferred and to have empowered the electing non-defaulting Parties to execute on said Defaulting Party's behalf any documents required to effect a transfer, of all of its right, title and beneficial interest in and under this Agreement and the Petroleum Contract to the electing non-defaulting Parties. If requested, each Party shall execute a power of attorney in the form prescribed by the Operating Committee. The Defaulting Party shall, without delay following any request from the non-defaulting Parties, do any and all acts required to be done by applicable law or regulation in order to render such transfer legally valid, including, without limitation, the obtaining of CNPC/PRC Approval, and shall execute any and all documents and take such other actions as may be necessary in order to effect prompt and valid transfer of the interests described above, free of all Encumbrances. In the event all such approvals are not timely obtained, the Defaulting Party shall hold its Participating Interest in trust for such non-defaulting Parties who elected to assume such Defaulting Party's Participating Interest. In the absence of an agreement among the non-defaulting Parties to the contrary, any such transfer to the non-defaulting Parties shall be in the proportion that the non-defaulting Parties have paid the amounts due from the Defaulting Party. Subject to Section 10.1(c), on the effective date of such transfer the Defaulting Party shall forthwith cease to be a Party to the extent of the Participating Interest so transferred. The acceptance or non-acceptance by a non-defaulting Party of any portion of a Defaulting Party's Participating Interest shall be without prejudice to any rights or remedies such non-defaulting Party have to recover the outstanding debts (including interest) owed by the Defaulting Party.

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CONTINUATION OF INTEREST

7.5 If, during the thirty (30) days after the failure by the Defaulting Party to remedy its default by the thirtieth (30th) day following notice of default, the non-defaulting Parties elect to not acquire the Defaulting Party's Participating Interest as provided in Section 7.4 and to continue to bear the Defaulting Party's Participating Interest share of Contractor's Expenses, then the non-defaulting Party shall accumulate all such liabilities and expenses as a debt pursuant to Part 7, but the Defaulting Party shall continue to be a Party subject to Section 7.2 and Section 7.7. If Operator disposes of any of the Contractor's Rights and Interests for valuable consideration, or if Operator sells any of the Defaulting Party's Participating Interest share of the Contractor's allocation of Petroleum, then, in respect of the Defaulting Party's Participating Interest share of the proceeds of such disposal, credit or adjustment or sale, Operator shall be entitled to retain and to set off the same against all amounts, together with interest accrued on such amount, due and owing from the Defaulting Party plus an accrued amount equal to the Defaulting Party's Participating Interest share of the estimated cost to abandon the Contractor's Rights and Interests. Any surplus remaining after setting off the same as aforesaid shall be paid promptly to the Defaulting Party.

ABANDONMENT

7.6 If, within the thirty (30) days after the failure by the Defaulting Party to remedy its default by the thirtieth (30th) day as aforesaid, no non-defaulting Party elects to acquire the Defaulting Party's Participating Interest as provided in Section 7.4, or to bear the Defaulting Party's Participating Interest share of Contractor's Expenses as provided in Section 7.5, then no transfer shall be made and the Contractor's Rights and Interests shall be abandoned subject to any necessary consents and notices being given, and each Party, including the Defaulting Party shall pay its Participating Interest share of all costs of abandoning and relinquishing the Contractor's Rights and Interests. If abandonment occurs as aforesaid, all monies paid by the non-defaulting Parties for the Defaulting Party pursuant to Section 7.3, together with interest accrued on such amount, shall remain a debt due and owing by the Defaulting Party.

SALE OF PETROLEUM

7.7 If a Party defaults after the Date of Commencement of Commercial Production and has not remedied the default by the thirtieth (30th) day as aforesaid, then, during the continuance of such default, the Defaulting Party shall not be entitled to its Participating Interest share of the Contractor's allocation of Petroleum from Production Operations which shall vest in and be the property of the non-defaulting Parties, and Operator shall be authorised to sell such Petroleum at the best price obtainable under the circumstances and, after deducting all costs, charges and expenses incurred by Operator in connection with such sale, pay the proceeds proportionately to the non-defaulting Parties which proceeds shall be credited against all monies advanced pursuant to Section 7.3, together with interest accrued thereon. Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall remain a debt due from the Defaulting Party to the non-defaulting Parties. Notwithstanding any such sales by Operator, the provisions of Section 7.4 shall continue to apply.

NO RIGHT OF SET OFF

7.8 Each Party acknowledges and accepts that a fundamental principle of this Agreement is that each Party pays its Participating Interest share of all amounts including, without limitation, Contractor's Expenses due under this Agreement as and when required.

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

Accordingly, any Party which becomes a Defaulting Party undertakes that, in respect of either any exercise by the non-defaulting Parties of any rights under or the application of any of the provisions of this Part, such Party shall not raise by way of set off or invoke as a defence, whether in law or equity, any failure to pay amounts due and owing under this Agreement or any alleged or unliquidated claim that such Party may have against Operator or any other Party, whether such claim arises under this Agreement or otherwise. Such Party further undertakes not to raise by way of defence, whether in law or in equity, that the nature or the amount of the remedies granted to the non-defaulting Party is unreasonable or excessive.

                                     PART 8

                            DISPOSITION OF PRODUCTION

RIGHT AND OBLIGATION TO TAKE IN KIND

8.1 Except as otherwise provided in the Petroleum Contract or this Agreement, each Party shall have the right and obligation to own, take in kind and separately dispose of its Participating Interest share of the Contractor's allocation of Petroleum pursuant to the Petroleum Contract from the Production Area in such quantities and in accordance with such procedures as may be set forth in the offtake agreement referred to in Section 8.2 or the separate agreement for Natural Gas referred to in Section 8.3.

OFFTAKE AGREEMENT FOR CRUDE OIL

8.2 The Parties shall in good faith, and not less than three (3) months prior to first delivery of Crude Oil from the Production Area, negotiate and conclude the terms of an agreement to cover the offtake of the Contractor's allocation of Crude Oil under the Petroleum Contract. The terms of the offtake agreement will be consistent with the provisions of the Petroleum Contract, and shall make provision for:

      (a) The delivery point, at which title and risk of loss of Participating Interest shares of crude oil shall pass to the Parties (or as the Parties may otherwise agree);

      (b) The Operator's regular periodic advice to the Parties of estimates of total available production for succeeding periods, quantities of each grade of crude oil and each Party's share for as far ahead as is necessary for Operator and the Parties to plan offtake arrangements. Such advice shall also cover for each grade of crude oil total available production and deliveries for the preceding period, inventory and overlifts and underlifts;

      (c) Nomination by the Parties to Operator of acceptance of their shares of total available production for the succeeding period. Such nominations shall in any one period be for each Party's entire share of available production during that period subject to operational tolerances and agreed minimum economic cargo sizes or as the Parties may otherwise agree;

      (d) If offshore loading or a shore terminal for vessel loading is involved, risks regarding acceptability of tankers, demurrage and (if applicable) availability of berths;

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

      (e)   Elimination of overlifts and underlifts;

      (f) Distribution to the Parties of available grades, gravities and qualities of crude oil to ensure, to the extent Parties take delivery of their entitlements as they accrue, that each Party shall receive in each period entitlements of grades, gravities and qualities of crude oil from each Production Area in which it participates similar to the grades, gravities and qualities of crude oil received by each other Party from that Production Area in that period;

      (g) To the extent that distribution of entitlements on such basis is impracticable due to availability of facilities and minimum cargo sizes, a method of making periodic adjustments; and

      (h) The option and the right of the other Parties to sell an entitlement which a Party fails to nominate for acceptance pursuant to (c) above or of which a Party fails to take delivery, in accordance with applicable agreed procedures, provided that such failure either constitutes a breach of Operator's or Parties' obligations under the terms of the Petroleum Contract, or is likely to result in the curtailment or shut-in of production. Such sales shall be made only to the limited extent necessary to avoid disruption of Joint Operations. Operator shall give all Parties as much notice as is practicable of such unnominated or undelivered entitlement, as the case may be, and for reasonable periods of time as are consistent with the minimum needs of the industry and in no event to exceed three (3) months. The right of sale shall be revocable at will subject to any prior contractual commitments. Payment terms for production sold under this option shall be established in the offtake agreement. If an offtake agreement has not been entered into by the date of first delivery of crude oil, the Parties shall be bound by the principles set forth in this Section 8.2(h) until an offtake agreement has been entered into.

SEPARATE AGREEMENT FOR NATURAL GAS

8.3 The Parties recognise that if Natural Gas is discovered it may be necessary for the Parties to enter into special arrangements for the disposal of the Natural Gas, which are consistent with the Overall Development Program and the terms of the Petroleum Contract.

                                     PART 9

                       SURRENDER, EXTENSIONS AND RENEWALS

SURRENDER

9.1 If the Petroleum Contract requires the Parties to surrender any portion of the Contract Area, Operator shall advise the Operating Committee of such requirement at least one hundred and twenty (120) days in advance of the earlier of the date for filing irrevocable notice of such surrender or the date of such surrender. Prior to the end of such period, the Operating Committee shall determine pursuant to Part 4, the size and shape of the surrendered area, consistent with the requirements of the Petroleum Contract. If a unanimous vote of the Operating Committee cannot be attained, then the proposal supported by a simple majority of

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

the Participating Interests shall be adopted. If no proposal attains the support of a simple majority of the Participating Interests, then the proposal receiving the largest aggregate Participating Interest vote shall be adopted. In the event of a tie, the Operator, acting in good faith, shall choose one of the proposals. The Parties shall execute any and all documents and take such other actions as may be necessary to effect the surrender. In addition, each Party renounces all claims and causes of action against Operator and any other Party on account of any area surrendered in accordance with the foregoing if Petroleum is subsequently discovered under the surrendered area. A surrender of all or any part of the Contract Area, which is not required by the Petroleum Contract, shall require the unanimous consent of the Parties.

EXTENSION OF THE TERM

9.2 A proposal by any Party to seek from CNPC an extension of the term under the Petroleum Contract for Development Operations, Production Operations or any phase of the Petroleum Contract, or a proposal to seek from CNPC an extension of the term of the Petroleum Contract shall be brought before the Operating Committee pursuant to Part 4.

                                     PART 10

                         TRANSFER OF INTEREST OR RIGHTS

OBLIGATIONS

10.1  Subject to Section 10.3, when a Party transfers any of its Participating
Interest:

      (a) subject always to the requirements of the Petroleum Contract, the transfer of all or part of a Party's Participating Interest shall be effective only if it satisfies the terms and conditions of this Part;

      (b) except in the case of a Party transferring all of its Participating Interest, no transfer shall be made by any Party which results in the transferor or the transferee holding a Participating Interest of less than 10 per cent (10%);

      (c) the transferring Party shall, notwithstanding the transfer, be liable to the other Parties for any obligations, financial or otherwise, which have vested, matured or accrued under the provisions of the Petroleum Contract, the Farmout Agreement or this Agreement prior to such transfer. Such obligations shall include, without limitation, any proposed expenditure approved by the Operating Committee, prior to the transferring Party notifying the other Parties of its proposed transfer;

      (d) the transferee shall have no rights in and under the Petroleum Contract, the Contract Area or this Agreement unless and until it obtains CNPC/PRC Approval and expressly undertakes in writing to perform the obligations of the transferor under the Petroleum Contract, the Farmout Agreement and this Agreement in respect of the Participating Interest being transferred, to the satisfaction of the Parties and furnishes any guarantees required under the Petroleum Contract;

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

      (e) the transferee shall have no rights in and under the Petroleum Contract, the Contractor's Rights and Interests or this Agreement unless each Party has consented in writing to such transfer, which consent shall be denied only if such transferee fails to establish to the reasonable satisfaction of each Party its financial or technical capability to perform its obligations under the Petroleum Contract, the Farmout Agreement and this Agreement;

      (f) nothing contained in this Part shall prevent a Party from Encumbering its Participating Interest for the purpose of security relating to finance provided that

            (i) such Party shall remain liable for all obligations relating to such interest;

            (ii) the Encumbrance shall be subject to any necessary approval of CNPC, all relevant Governmental Authorities in the PRC and shall be expressly subordinated to the rights of the other Parties under this Agreement; and

            (iii) such Party shall ensure that any such Encumbrance shall be expressed to be without prejudice to the provisions of this Agreement; and

      (g) any transfer of all or a portion of a Participating Interest, other than with or to an Affiliate, shall be subject to the following procedure

            (i) once the transferor Party and a proposed transferee (a third party or a Party) have fully negotiated the final terms and conditions of a transfer, such final terms and conditions shall be disclosed in detail to all other Parties in a written notification from the transferor. Each Party shall have the right to acquire the Participating Interest from the transferor on the same terms and conditions agreed to by the proposed transferee if, within thirty (30) days of transferor's written notification, such Party delivers to all other Parties a counter-notification that it accepts the agreed upon terms and conditions of the transfer without reservations or conditions. If no Party delivers such counter-notification, the transfer to the proposed transferee may be made, subject to the other provisions of this Part 10, under terms and conditions no more favourable to the transferee than those set forth in the notice to the Parties, provided that the transfer shall be concluded within one hundred eighty (180) days from the date of the notice plus such reasonable additional period as may be required to secure any requisite approvals under the Petroleum Contract;

            (ii) If more than one Party counter-notifies that it intends to acquire the Participating Interest which is the subject of the proposed transfer, then each such Party shall acquire a proportion of the Participating Interest to be transferred equal to the ratio of its own Participating Interest to the total Participating Interests of all the counter-notifying Parties, unless they otherwise agree; and

            (iii) In the event that a Party's proposed transfer of part or all of its Participating Interest involves consideration other than cash then the consideration payable for the Participating Interest shall be allocated a reasonable and justifiable cash value by the transferor in any notification to the other Parties. Such other Parties may satisfy the requirements of

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

                  this Part by agreeing to pay such cash value in lieu of the consideration payable in the third-party offer.

RIGHTS

10.2 Each Party shall have the right, subject to the provisions of Section 10.1, to freely transfer its Participating Interest.

REASSIGNMENT PURSUANT TO SECTION 4.7 OF THE FARMOUT AGREEMENT

10.3 Section 10.1 does not apply to a reassignment of CITIC's Participating Interest pursuant to Section 4.7 of the Farmout Agreement.

                                     PART 11

                            WITHDRAWAL FROM AGREEMENT

RIGHT OF WITHDRAWAL

11.1 Subject to the provisions of this Part and the provisions of the Petroleum Contract, any Party may withdraw from this Agreement and the Petroleum Contract by giving notice to all other Parties stating its decision to withdraw and specifying a proposed effective date of withdrawal which shall be at least sixty
(60) days but not more than one hundred eighty (180) days after the date of such notice. Such notice shall be unconditional and irrevocable when given. Subject to the foregoing and Section 11.5, the effective date of withdrawal for a withdrawing Party shall be the later of:

      (a)   the date proposed in the notice of withdrawal; or

      (b) the date that the withdrawing Party has fulfilled its obligations under this Part.

PARTIAL OR COMPLETE WITHDRAWAL

11.2 Within thirty (30) days of receipt of a withdrawing Party's notification, each of the other Parties may also give notice that it desires to withdraw from this Agreement and the Petroleum Contract. Should all Parties give notice of withdrawal, the Parties shall proceed to abandon the Contract Area and terminate the Petroleum Contract and this Agreement. If less than all of the Parties give such notice of withdrawal, then the withdrawing Party shall take all steps to withdraw from the Petroleum Contract and this Agreement on the earliest possible date and execute and deliver all necessary instruments and documents to assign their Participating Interests to the Parties which are not withdrawing, without any compensation whatsoever, in accordance with the provisions of Section 11.6. If any part of the withdrawing Party's Participating Interest remains unclaimed after sixty (60) days from the date of the first notice of withdrawal, all of the Parties shall be deemed to have decided to withdraw from the Petroleum Contract and this Agreement, unless at least one Party agrees to accept the unclaimed Participating Interest. Any Party withdrawing under this Part shall withdraw from the entirety of the Contract Area and thus abandon to the other Parties not joining in its withdrawal all its rights generated by Petroleum Operations after such withdrawal and all rights in the Contractor's Rights and Interests.

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

VOTING

11.3 After giving its notification of withdrawal, a Party shall not be entitled to vote on any matters coming before the Operating Committee, other than matters for which such Party has financial responsibility.

OBLIGATIONS AND LIABILITIES

11.4 A withdrawing Party, prior to its withdrawal, shall satisfy all obligations and liabilities it has incurred or which are attributable to it prior to its withdrawal, including, without limitation, any expenditures budgeted and/or approved by the Operating Committee prior to its written notification of withdrawal, and any liability for acts, occurrences or circumstances taking place or existing prior to its withdrawal. Furthermore, any Encumbrances which the withdrawing Party placed on such Party's Participating Interest prior to its withdrawal shall be fully satisfied or released, at the withdrawing Party's expense, prior to its withdrawal. A Party's withdrawal shall not relieve it from liability to the non-withdrawing Parties with respect to any obligations or liabilities attributable to the withdrawing Party which are not identified or identifiable at the time of withdrawal. Notwithstanding the foregoing, a Party shall not be liable for any operations or expenditures it voted against if it sends notification of its withdrawal within ten (10) days (or within twenty-four (24) hours if the drilling rig to be used in such operation is standing by on the Contract Area) of the Operating Committee vote approving such operation or expenditure, nor shall such Party be liable for any operations or expenditures approved by the Operating Committee, excluding those approved pursuant to Section 11.5, after notice has been given pursuant to
Section 11.1.

EMERGENCY

11.5 Party's notification of withdrawal shall not become effective if prior to the proposed date of withdrawal a well goes out of control or a fire, blow out, sabotage or other emergency occurs. The notification of withdrawal shall become effective only after the emergency has been contained and the withdrawing Party has paid, or has provided, security satisfactory to the Parties for its Participating Interest share of the costs of such emergency.

ASSIGNMENT

11.6 A withdrawing Party shall assign its Participating Interest to each of the non-withdrawing Party which shall be allocated to them in the proportion which each of their Participating Interests (prior to the withdrawal) bears to the total Participating Interests of all the non-withdrawing Parties (prior to the withdrawal), unless the non-withdrawing Parties agree otherwise. The expenses associated with the withdrawal and assignments shall be borne by the withdrawing Party.

APPROVALS

11.7 A withdrawing Party shall promptly join in such actions as may be necessary or desirable to obtain CNPC/PRC Approval in connection with the withdrawal and assignments. Any penalties or expenses incurred by the Parties in connection with such withdrawal shall be borne by the withdrawing Party.

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

ABANDONMENT SECURITY

11.8 A withdrawing Party shall provide security satisfactory to the other Parties to satisfy any such obligations or liabilities which were approved or accrued prior to notice of withdrawal, but which become due after its withdrawal, including, without limitation, security to cover the costs of an abandonment, if applicable. Failure to provide security shall constitute default under this Agreement. For the purposes of this Section 11.8, "security" means a standby letter of credit or bond issued by a first class bank.

WITHDRAWAL OR ABANDONMENT BY ALL PARTIES

11.9 In the event all Parties decide to withdraw or are required to do so pursuant to this Part, the Parties agree that they shall be bound by the terms and conditions of this Agreement for so long as may be necessary to wind up the affairs of the Parties with CNPC and the relevant Governmental Authorities in the PRC, or to satisfy any requirements of applicable law.

REASSIGNMENT PURSUANT TO SECTION 4.7 OF THE FARMOUT AGREEMENT

11.10 Nothing in this Part 11 applies to a reassignment of CITIC's Participating Interest pursuant to Section 4.7 of the Farmout Agreement.

                                     PART 12

                         RELATIONSHIP OF PARTIES AND TAX

RELATIONSHIP OF PARTIES

12.1 Except as otherwise provided in the Petroleum Contract, the rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create a partnership, association or trust, or as authorising any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

TAX

12.2 Each Party shall be responsible for reporting and discharging its own tax measured by the income of the Party and the satisfaction of such Party's share of all Contractor's Obligations and other obligations under this Agreement. Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from a failure or refusal to report and discharge such taxes or satisfy such obligations.

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

                                 PART 13

                CONFIDENTIAL INFORMATION - PROPRIETARY TECHNOLOGY

CONFIDENTIAL INFORMATION

13.1 Subject to the provisions of the Petroleum Contract, the Parties agree that all information and data acquired or obtained by any Party in respect of Petroleum Operations shall be considered confidential and shall be kept confidential and shall not be disclosed to any person or entity not a Party under this Agreement during the term of the Petroleum Contract and for a period of two (2) years after expiration of the Petroleum Contract, except:

      (a) to an Affiliate, provided such Affiliate maintains confidentiality as provided in this Part;

      (b) to CNPC or a Governmental Authority in the PRC when required by the Petroleum Contract;

      (c) to the extent such data and information is required to be furnished in compliance with any applicable laws or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

      (d) subject to this Section 13.1, to potential contractors, contractors, consultants and professional advisors employed by any Party where disclosure of such data or information is essential to such contractor's, consultant's or advisor's work;

      (e) subject to this Section 13.1, to a bona fide prospective transferee of a Party's Participating Interest (including an entity with whom a Party or its Affiliates is conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate's shares);

      (f) subject to this Section 13.1, to a bank or other financial institution to the extent appropriate to a Party arranging funding for its obligations under this Agreement;

      (g) to the extent such data and information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates; provided that if any Party desires to disclose information in an annual or periodic report to its or its Affiliates' shareholders and to the public and such disclosure is not required pursuant to any rules or requirements of any government or stock exchange, then such Party shall comply with Section 13.2;

      (h) to its respective employees for the purposes of Petroleum Operations, subject to each Party taking customary precautions to ensure such data and information is kept confidential; or

      (i) where any data or information which, through no fault of a Party, becomes a part of the public domain.

Disclosure pursuant to Sections 13.1(d), (e) or (f) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient to keep the data and information strictly confidential and not to use or disclose the data and information except for the express purpose for which disclosure is to be made.

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

PUBLIC ANNOUNCEMENTS

13.2 Operator shall be responsible for the preparation and release of all public announcements and statements regarding this Agreement or the Petroleum Operations; provided that, no public announcement or statement shall be issued or made by Operator unless prior to its release the Parties have been furnished with a copy of and have approved such statement or announcement. Where a public announcement or statement becomes necessary or desirable because of danger to or loss of life, damage to property or pollution as a result of activities arising under this Agreement, Operator is authorised to issue and make such announcement or statement without prior notice to the Parties, Furthermore, public disclosure of information required under applicable law or stock exchange requirements, or under the Petroleum Contract, or in order to obtain a required approval CNPC/PRC Approval ,may be made without being submitted by the disclosing Party to the other Party prior to the dissemination thereof if prior disclosure would prevent the disclosing party from complying with its timely disclosure obligations under applicable law or stock exchange requirements.

CONTINUING OBLIGATIONS

13.3 Any Party ceasing to own a Participating Interest during the term of this Agreement shall nonetheless remain bound by the obligations of confidentiality and any disputes shall be resolved in accordance with Section 16.9.

PROPRIETARY TECHNOLOGY

13.4 Nothing in this Agreement shall require a Party to divulge proprietary technology to the other Parties provided that, where the cost of development of proprietary technology has been borne by the Parties in proportion to their Participating Interests, such proprietary technology shall be disclosed to all Parties bearing a portion of such cost and may be used by such Party or its Affiliates in other operations.

                                     PART 14

                                  FORCE MAJEURE

OBLIGATIONS

14.1 If, as a result of Force Majeure, any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts of money due or to furnish security, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period. The Party claiming Force Majeure shall notify the other Parties of the Force Majeure situation within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments. Such notice shall give reasonably full particulars of said Force Majeure, and also estimate the period of time which the affected said Party will reasonably require to remedy the Force Majeure. The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in an economic manner,

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

but shall not be obligated to settle any labour dispute except on terms acceptable to it and all such disputes shall be handled within the sole discretion of the affected Party.

DEFINITION OF FORCE MAJEURE

14.2 For the purposes of this Agreement, "FORCE MAJEURE" shall mean any circumstance or event which could not be foreseen and/or which was beyond the control of the Party concerned and which alone or in combination is the direct cause of preventing, hindering or delaying that Party's performance of its obligations under this Agreement.

                                     PART 15

                             EFFECTIVE DATE AND TERM

EFFECTIVE DATE

15.1 This Agreement shall have effect from the Effective Date and shall, subject to Section 15.2, continue in effect until the Petroleum Contract terminates or, otherwise until final settlement of all rights and obligations has been made among the Parties.

TERM

15.2 For the avoidance of doubt, the relevant provisions of this Agreement described in (a) and (b) below shall remain in effect until:

      (a) obligations, claims, arbitrations and lawsuits have been settled or otherwise disposed of in accordance with Section 3.5 and Section 16.9; and

      (b) the time relating to the protection of confidential information and proprietary technology has expired in accordance with Part 13.

                                     PART 16

                               GENERAL PROVISIONS

NOTICES

16.1 Notices, demands or other communications ("COMMUNICATIONS") required or permitted to be given or made hereunder:

      (a) shall be in writing and delivered personally or sent by prepaid first class post with recorded delivery, or by legible telefax addressed to the intended recipient as follows:

      IN THE CASE OF CITIC ADDRESSED TO:

      Richfirst Holdings Limited
      c/o China International Trust & Investment Corporation
      Room 611, Capital Mansion
      #6 Xinyuan Nanlu, Chaoyang District
      Beijing, P. R. China 100004
      Fax No.:        +86-10-8486-3105
      Attention:      Mr. Hu Yuqing, General Planning Department

      IN THE CASE OF PAN-CHINA ADDRESSED TO:

      19th Floor, 101 - 6th Avenue S.W.
      Calgary, Alberta
      T2P 3P4
      Canada
      Fax No.:        +1-403-266-3772
      Attention:      President;

      (b)   be signed by a person duly authorised by the sender; and

      (c)   will be taken to have been given or made:

            (i)   in the case of delivery in person, when delivered;

            (ii) in the case of facsimile transmission, on receipt by the sender of a transmission control report from the despatching machine showing the relevant number of pages and the correct destination fax number and indicating that the transmission has been made without error; or

            (iii) in the case of deliver by post, 7 Business Days after the date of posting (if posted to an address in another country) or 2 Business Days after the date of posting (if posted to an address in the same country),

            but if the result is that the Communication would be taken to be given or made on a day which is not a Business Day in the place to which the Communication is sent or is later than 4pm (local time), it will be taken to have been duly given or made at the commencement of business on the next Business Day in that place.

TIME IS OF THE ESSENCE

16.2 Time shall be of the essence as regards the provisions of this Agreement, both as regards the times and periods mentioned herein and as regards any times or periods which may, by agreement between the Parties, be substituted for them.

SEVERANCE

16.3 If any provision of this Agreement or part thereof is rendered void, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

ENTIRE AGREEMENT

16.4 Agreement and the Farmout Agreement supersede any previous written or oral agreement between the Parties in relation to the matters dealt with herein and this Agreement and the Farmout Agreement contain the whole agreement between Pan-China and CITIC relating to the subject matter hereof at the date hereof to the exclusion of any terms implied by law which may be excluded by contract. Each of Pan-China and CITIC acknowledges that it has not been induced to enter into this Agreement or the Farmout Agreement by any representation, warranty or undertaking not expressly incorporated herein. So far as permitted by law and except in the case of fraud, each Party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

AMENDMENT

16.5 Save as otherwise expressly provided herein, no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by the Parties.

COUNTERPARTS

16.6 This Agreement may be executed in one or more counterparts, each of which shall be deemed to an original but all of which together shall constitute one and the same instrument.

GOVERNING LAW

16.7 This Agreement shall be governed by, construed, interpreted and applied in accordance with the laws of Hong Kong, excluding any choice of law rules which would refer the matter to the laws of another jurisdiction.

DISPUTE RESOLUTION

16.8 The Parties shall make their best efforts to settle amicably through consultation any dispute arising in connection with the performance or interpretation of any provision hereof. Any dispute that has not been settled through such consultation within thirty (30) days after a Party has notified the other Party that it wishes to enter into consultation to resolve a dispute or claim may be referred to arbitration at the Hong Kong International Arbitration Centre (HKIAC) at the request of and by any Party. The Parties in dispute shall each appoint one arbitrator and the two arbitrators so appointed shall designate a third arbitrator. If one of the disputing Parties does not appoint its arbitrator within fourteen (14) days after the first appointment, or if the two arbitrators once appointed fail to appoint the third within fourteen (14) days after the appointment of the second arbitrator, the appointing authority shall be the American Arbitration Association HKIAC that shall appoint an independent arbitrator who does not have any financial interests in the dispute, controversy or claim. All decisions and awards by the ad hoc arbitration tribunal shall be made by majority vote, shall be in writing with an explanation of the reasoning for the decision or award. The place of arbitration shall be Hong Kong. The arbitration tribunal shall conduct the arbitration in accordance with the arbitration rules of the United Nations Commission on International Trade Law of 1976 The English language shall be the official language used in the arbitral proceedings. All hearing materials, statements of claim or defence, awards and the reasons supporting them shall be written in English. Any award of the arbitration tribunal shall be final and binding upon the parties. The right to arbitrate disputes under this Agreement shall survive the termination of this Agreement.

The arbitral proceedings shall be confidential and any hearing before the arbitral tribunal shall be held in camera. All such proceedings, the documentation and information relevant to the proceedings (to the extent treated as confidential by any Party), the award and the reasons for the award shall be kept confidential by the parties and shall not be disclosed except as may be permitted under Section 13.

Nothing in this Section 16.8 applies to or restricts in any way:

      (a)   disclosure of information to the arbitral tribunal; or

      (b) disclosure of the arbitral proceedings, the award or the reasons for the award in the course of legal proceedings relating to the arbitration or the award or in the course of any other judicial, arbitral or administrative proceedings between the Parties.

CONFLICTS OF INTEREST

16.9 Each Party undertakes that it shall avoid any conflict of interest between its own interests (including the interests of Affiliates) and the interests of the other Parties in dealing with suppliers, customers and all other organisations or individuals doing or seeking to do business with the Parties in connection with activities contemplated under this Agreement. The provisions of the foregoing shall not apply to:

      (a) a Party's performance which is in accordance with the local preference laws or policies of the host government; or

      (b) a Party's acquisition of products or services from an Affiliate, or the sale thereof to an Affiliate, made in accordance with rules and procedures established by the Operating Committee.

SUCCESSORS AND ASSIGNS

16.10 This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Parties.

WAIVER

16.11 No waiver by any Party of any one or more defaults by another Party in the performance of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party, whether of a like or of a different character. Except as expressly provided in this Agreement no Party shall be deemed to have waived, released or modified any of its rights under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above

RICHFIRST HOLDINGS LIMITED                  PAN-CHINA RESOURCES LTD.


Per: /s/ Mei Jing Zhang                     Per: /s/ Patrick Chua
     ------------------------------              ------------------------------
     Authorised Signatory                        Authorised Signatory

                                  SCHEDULE "A"

                              ACCOUNTING PROCEDURE

                                    Contents

Article     1     General Provisions
Article     2     Definitions
Article     3     Cash Calls
Article     4     Accounting and Management of Material
Article     5     Expense Accounting
Article     6     Recovery of Costs
Article     7     Accounting Reports
Article     8     Audit
Article     9     Transfer Procedure of the Joint Account

                                  SCHEDULE "A"

                              ACCOUNTING PROCEDURE

                          ARTICLE 1 GENERAL PROVISIONS

      1.1 This Accounting Procedure is an integral part of the Joint Operating Agreement between Pan-China Resources Ltd. ("Pan-China") and China International Trust & Investment Corporation ("CITIC") relating to Petroleum Operations under the Petroleum Contract for the development and production in Kongnan Block of the Dagang oilfield in the PRC.

      The definitions set forth in Part 1 of the Joint Operating Agreement are equally applicable to this Accounting Procedure. The definitions and provisions in this Accounting Procedure have the same force and effect as those in the Joint Operating Agreement. Certain terms used herein are defined in Article 2. If the provisions in this Accounting Procedure are in conflict with those in the Joint Operating Agreement, the provisions in the Joint Operating Agreement shall prevail.

      1.2 Purpose: The purpose of this Accounting Procedure is to establish equitable control methods for determining charges and credits applicable to the Petroleum Operations according to the relevant provisions of the Joint Operating Agreement, including the guidelines for accounting settlements in respect of managing funds and materials, financing and Accounting Records, and for compiling accounting statements, to the end that no Party shall gain or lose in relation to the other Parties. Any allocations used therein shall be made in accordance with accepted international petroleum industry accounting practices.

      1.3 Accounting methods: The double-entry method of accounting shall be used in this Accounting Procedure.

      1.4 Working language: English shall be used as the working language for the Accounting Records and analyses of financial conditions in respect of the Joint Account, at the Operator's option.

      1.5 Currency for accounting: Dollars shall be the unit of currency for accounting in the Joint Account and shall be the currency for the investments and reimbursements under the Joint Operating Agreement. In case currencies other than Dollars are used to carry out business activities, the relevant bank accounts and other current asset and current liability accounts shall be kept both in Dollars and in the currencies used.

      1.6 Currency translation: For the purpose of accounting, currency translation entered into the Joint Account shall be made in accordance with following guidelines:

      The rate of exchange to be used for the conversion into Dollars of cash calls received in Renminbi shall be the arithmetic average of buying and selling rates of exchange applicable to any individual or commercial entity quoted by Bank of China at 11:00 a.m. on the date of receipt of such cash in the Operator's bank account(s). If the relevant date is a non-business day of the Bank of China, the rate quoted on the previous business day by the Bank of China shall apply.

      All other transactions recorded in the Joint Account which are made in Renminbi shall be translated into and recorded in Dollars at the rate of exchange as quoted above on the last business day of the previous month, while those transactions which are made in currencies other than Renminbi and Dollars shall be recorded in Dollars at the actual cost in Dollars of effecting the transaction.

      The Operator shall use its best efforts to minimize any exchange loss.

      All gains or losses from currency conversion or translation shall be recorded in the Joint Account.

      1.7 Foreign exchange business: Foreign exchange business related to the Petroleum Operations shall be made in accordance with "Regulations for Exchange Control of the People's Republic of China" and "Rules for the Implementation of Exchange Control Regulation Relating to Enterprises with Overseas Chinese Capital, Enterprises with Foreign Capital, and Chinese and Foreign Joint Ventures."

      1.8   Accounting Records and statements:

      1.8.1 All Accounting Records related to the Petroleum Operations shall be established and maintained by the Operator within the territory of the PRC.

      1.8.2 All vouchers, accounts, books and statements shall be prepared in accordance with the Petroleum Operations Accounting System established by CNPC and the Parties through consultation pursuant to the Accounting Regulations of the PRC for Enterprises with Foreign Investment.

      1.8.3 Annual accounting statements and important accounting books, including asset records; cash or bank journals, general and subsidiary ledgers, balance sheets, and annual gross oil production allocation statements shall be maintained for the term of the Petroleum Contract as per Article 4.7 thereof, or for any further period if required by the laws and regulations of the PRC. Other accounting vouchers and books shall be kept for fifteen (15) years. Quarterly and monthly statements shall be maintained for five (5) years.

      Upon the expiration of the custody period, a list shall be made of the accounting files to be disposed of. Disposal of the accounting files shall only be made after the approval of

CNPC. The list of the accounting files disposed of shall be maintained with the annual accounting statements.

      1.9 This Accounting Procedure shall apply, mutatis mutandis, to Exclusive Operations in the same manner that it applies to Joint Operations; provided, however, that the charges and credits applicable to Consenting Parties shall be distinguished by an Exclusive Operation Account. For the purpose of determining and calculating the remuneration of the Consenting Parties, including the premiums for Exclusive Operations, the costs and expenditures shall be expressed in Dollars (irrespective of the currency in which the expenditure was incurred).

      1.10 If it becomes necessary to allocate any costs or expenditures to or between Joint Operations and any other operations, such allocation shall be made on an equitable basis. Upon request, Operator shall furnish a description of its allocation procedures pertaining to these costs and expenditures.

                    ARTICLE 2 DEFINITIONS AND INTERPRETATION

      The terms used in this Accounting Procedure, in addition to terms defined in the Joint Operating Agreement and used herein, shall have the definitions ascribed to them as follows:

      2.1 "Accounting Records" means all accounting books, source documents, original vouchers, approved documents, analytical data, work papers and accounting statements maintained for the Petroleum Operations.

      2.2 "Accounting System" means the Petroleum Operations Accounting System prepared by CNPC and the Parties through consultation pursuant to the Accounting Regulations of the PRC for Enterprises with Foreign investment, specifying the accounting titles to be used by the Operator and instructions for implementation, forms and contents of various accounting statements and their preparation methods, including a material classification section, a definition of Controllable Material, standards for itemizing assets and the provisions for fixed asset accounting.

      2.3 "Material" means materials, tools, facilities, equipment and consumables procured, leased or otherwise acquired and held for the Petroleum Operations.

      2.4 "Controllable Material" means the Material referred to in the Accounting System described in Article 2.2 of this Accounting Procedure.

      2.5 "Investing Party" means any party that is contributing the funds for the Petroleum Operations in accordance with its Participating Interest determined pursuant to the relevant provisions of the Joint Operating Agreement.

      The interpretation provisions of the Joint Operating Agreement, set forth in Section 1.2 thereof, shall also be applicable to this Accounting Procedure. In addition, whenever in this Accounting Procedure reference is made to "agreement by the Parties" or "agreed by the Parties", it shall refer to an action by the Operating Committee.

                         ARTICLE 3 PAYMENTS AND ADVANCES

      3.1 Upon approval of any Work Program and Budget and any AFE, if Operator so requests, each Non-Operator shall advance its share of estimated cash requirements for the succeeding month's operations. Each such cash call shall be equal to the Operator's estimate of the money to be spent in the currencies required to perform its duties under the approved Work Program and Budget, and the approved AFE, during the month concerned.

      3.2 Each such cash call shall be made in writing and delivered to all Non-Operators not less than twenty (20) days before the payment due date. The due date for payment of such advances shall be set by Operator but shall be no sooner than the first Business Day of the month for which the advances are required. All advances shall be made without bank charges. Any charges related to receipt of advances from a Non-Operator shall be borne by that Non-Operator.

      3.3 Each Non-Operator shall wire transfer its share of the full amount of each such cash call to Operator on or before the due date, in the currencies requested or any other currencies acceptable to Operator, and at a bank designated by Operator. If the currency provided by a Non-Operator is other than the requested currency, then the entire cost of converting to the requested currency shall be charged to that Non-Operator. All advances shall be made without bank charges.

      3.4 Notwithstanding the provisions of Article 3.2, should Operator be required to pay any sums of money for the Joint Operations which were unforeseen at the time of providing the Non-Operators with said estimates of its requirements, Operator may make a written request of the Non-Operators for special advances covering the Non-Operators' share of such payments. Each such Non-Operator shall make its proportional special advances within fifteen (15) days after receipt of such notice.

      3.5 Each monthly cash call notice shall clearly indicate the following information

            3.5.1 All costs and expenses for the cash call to be shared by each Party as shown in the approved Budget and, if required, the approved AFE.

            3.5.2 Detail by major Budget category and relevant AFE identification, if required.

            3.5.3 Funds to be advanced by each Party in the month for which the funds will be used and, for informational purposes, the estimated amount of funds to be advanced by each Party in the following two (2) months.

            3.5.4 The date when funds are to be advanced, currency, and with respect to the account into which the advances are to be made, the name of the bank, its address, account number, name of the account, and particulars required for the advances to be made by wire transfers.

            3.5.5 The Dollar equivalent of the total cash called. The Operator shall also specify the estimated amounts of required Renminbi and Dollars.

      3.6 If a Non-Operator's advances exceed its share of cash expenditures, the next succeeding cash advance requirements, after such determination, shall be reduced accordingly. A Non-Operator may request that its excess advances be refunded. Operator shall make such refund within ten (10) days after receipt of the Non-Operator's request provided that the amount is in excess of the requesting Non-Operator's share of the cash advance requirements for the succeeding month.

      3.7 If Non-Operator's advances are less than its share of cash expenditures, the deficiency shall, at Operator's option, be added to subsequent cash advance requirements or be paid by Non-Operator within fifteen (15) days following the receipt of Operator's billing to Non-Operator for such deficiency.

      3.8 If, under the provisions of the Joint Operating Agreement, Operator is required to segregate funds received from the Parties, any interest received on such funds shall be applied against the next succeeding cash call or, if directed by the Operating Committee, distributed quarterly. The interest thus received shall be allocated to the Parties on an equitable basis taking into consideration date of funding by each Party to the accounts in proportion to the total funding into the account. A monthly statement summarizing receipts, disbursements, transfers to each joint bank account and beginning and ending balances thereof shall be provided by Operator to the Parties.

      3.9 If Operator does not request Non-Operators to advance their share of estimated cash requirements, each Non-Operator shall pay its share of cash expenditures within twenty (20) Business Days following receipt of Operator's billing.

      3.10 Payments of advances or billings shall be made on or before the due date. If these payments are not received by the due date the unpaid balance shall bear and accrue interest from the due date until the payment is received by Operator at the Agreed Interest Rate. For the purpose of determining the unpaid balance and interest owed, Operator shall translate to Dollars all amounts owed in other currencies using the currency exchange rate readily available to Operator at the close of the last Business Day prior to the due date for the unpaid balance as quoted by the applicable authority identified in
Section 1.6 of this Accounting Procedure.

      3.11 Subject to governmental regulation, Operator shall have the right, at any time and from time to time, to convert the funds advanced or any part thereof to other currencies to the extent that such currencies are then required for operations. The cost of any such conversion shall be charged to the Joint Account.

      3.12 Operator shall endeavor to maintain funds held for the Joint Account in bank accounts at a level consistent with that required for the prudent conduct of Joint Operations.

      3.13 If under the Joint Operating Agreement, Operator is required to segregate funds received from or for the Joint Account, the provisions under this Article 3 for payments and advances by Non-Operators shall apply also to Operator.

      3.14 Payments of any advances or billings shall not prejudice the right of any Non-Operator to protest or question the correctness thereof; provided, however, all bills and statements rendered to Non-Operators by Operator during any calendar year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of such calendar year, unless within the said twenty-four (24) month period a Non-Operator takes written exception thereto and makes claim on Operator for adjustment. Failure on the part of a Non-Operator to make claim on Operator for adjustment within such period shall establish the correctness thereof and preclude the filing of exceptions thereto or making claims for adjustment thereon. No adjustment favorable to Operator shall be made unless it is made within the same prescribed period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of the property as provided for in Article 4.7. Operator shall be allowed to make adjustments to the Joint Account after such twenty-four
(24) month period if these adjustments result from audit exceptions outside of this Joint Operating Agreement, third party claims, or Governmental Authority or CNPC requirements. Any such adjustments shall be subject to audit within the time period specified in Article 8.

                 ARTICLE 4 ACCOUNTING AND MANAGEMENT OF MATERIAL

      4.1   Procurement of Material:

      The procurement of Material shall be implemented in accordance with the procedure specified in Articles 15.1 and 7.6 of the Petroleum Contract. In order to prevent overstocking of Material, the Operator shall use all reasonable best efforts to ensure that the procurement of Material shall be made in accordance with the Material procurement plans and that the quality of material conforms to specifications and prices are fair and reasonable. The Operator does not warrant the Materials furnished beyond, or back of, the supplier's or manufacturer's guarantee.

      4.2   Costs of procuring Material

      The costs of Material purchased shall be the invoice prices less discounts plus related transportation and other expenses, including expenses for freight to the destination, insurance premiums commensurate with the material covered, fees of forwarding agents, duties, fees, handling expenses from shipside to and within any water or land terminal warehouse or yard, and any other reasonable expenses actually paid and expenses of inland transportation.

      4.3 The provisions and procedures of Article 15.1 and Article 7.6 of the Petroleum Contract and the following provisions shall be applied for pricing Material furnished from the stocks of the Parties and/or their Affiliates for use in the Petroleum Operations:

      (1)   New Material:

      New Material shall be priced on the basis of current market value plus expenses in moving such Material directly to the job-site where Material is used.

      (2)   Used Material:

      (A) Material which is in sound and serviceable condition and is suitable for reuse without reconditioning shall be priced, as agreed with CNPC, and the ceiling price shall not exceed seventy-five percent (75%) of the current market value of new Material.

      (B) Material which, after being reconditioned, will be further serviceable for its original function shall be priced, as agreed with CNPC, and the ceiling price shall not exceed fifty percent (50%) of the current value of new Material.

      (C) Used Material which cannot be classified as (A) or (B) above shall be priced, as agreed with CNPC, through discussions at a value commensurate with its use.

      (D) If the Operator wishes to use a method other than the above for pricing used Material, such other method shall be agreed upon in advance with Non-Operators and CNPC through consultations.

      4.4 Price determination and leasing expense calculation method for properties purchased or leased from other contract areas:

      The Operator may lease equipment and facilities and purchase Material and fuel from other contract areas within the PRC. The Operator shall charge the leasing expenses or purchase price as agreed upon by the Operator and its suppliers. Such leasing expenses or purchase prices shall not exceed those currently prevailing in similar contract areas.

      4.5 For certain Material which is in short supply in the world markets and difficult to procure at published market prices and the lack of which will hinder normal operations, the Operator may, after the approval of the Operating Committee and JMC, purchase such Material urgently needed by the Petroleum Operations and charge actual purchase costs to the Joint Account.

      4.6   Disposal of Equipment and Material:

      The Operator shall not dispose of or sell Material with book value exceeding Ten Thousand Dollars ($10,000) without the prior consent of the Parties. The Operator shall use all reasonable endeavor to minimize losses in the disposal of or sales of such Material.

      Sales of properties to third parties or Affiliates shall be recorded in accordance with actual sales income. No guaranty or warranty for Material sold or disposed of under this Article shall be given by the Operator to any purchaser.

      4.7   Accounting for Material:

      The costs of Material which is procured by the Operator and is directly used at the job-site shall be charged to the respective accounts of Development Costs or Operating Costs at actual purchase prices (as defined in Article 4.2 herein) and on the basis of the use of Material. Should such Material subsequently be used for other purposes, the relevant charges shall be transferred from the original cost accounts to the appropriate cost accounts.

      Material for general use which is first stored in warehouses shall be subject to inventory control procedures. The quantities, unit prices and total value shall be recorded for Material in inventory using perpetual inventory methods. Material in stock shall be priced at purchase costs and the Operator, upon the commencement of or during the term of the Petroleum Contract, has the freedom to choose one of the following pricing methods such as FIFO, weighted average method and moving average method, etc. for Material to be transferred out of the stock. Accounts for inventory Material shall be regarded as Development Costs or Operating Costs.

      At the request of any Party, the Operator shall furnish to such Party a detailed statement of Controllable Material at the cost of the requesting Party.

      The Operator shall conduct physical inventory of Material in warehouses prior to the annual final accounts or whenever depending upon the actual situation. The Operator shall give a written notice to Non-Operators and the JMC sixty (60) days before the date of proposed physical inventory in order to allow time for participation by each Party.

      If any gain or loss is found as a result of the physical inventory, the Operator shall compile a detailed statement of the gain or loss and attach to it an explanation for the gain or loss, which shall be submitted to the Operating Committee and, then the JMC for examination and approval.

      4.8 In accordance with Article 17.1 of the Petroleum Contract, the Operator shall exercise strict control over the fixed assets of the Petroleum Operations and set up accounts and record cards, and shall conduct physical inventory of the fixed assets at the year-end or whenever depending upon the actual situation to make sure that the book records, card records and physical fixed assets are in conformity. In case that any damage or loss arises to the fixed assets, the Operator shall determine the reasons and submit them to the Operating Committee and, then JMC for examination and approval.

                          ARTICLE 5 EXPENSE ACCOUNTING

      5.1   Rules for accounting

      5.1.1 According to the provisions of Articles 12.1.1, 12.1.2 and 12.1.3 of the Petroleum Contract, all Development Costs and Operating Costs incurred shall be recorded in the Joint Account separately.

      The Operator shall establish and maintain two separate accounts, namely:

      5.1.1.1 Development Costs account and

      5.1.1.2 Operating Costs account, in which all charges and costs as classified pursuant to Articles 5.2 and 5.3 of this Accounting Procedure shall be reflected.

      5.1.2 If either CNPC or the Parties make the decision to develop excess associated natural gas for its sole account in accordance with Article 18 of the Petroleum Contract or to undertake any other operation for its own account, the relevant costs shall be accounted for separately.

      5.1.3 All items related to the Petroleum Operations such as discounts, deductions, allowances, interest income, gains from various services, indemnities from insurance and other miscellaneous income by the Operator, shall be credited to the relevant expense accounts.

      5.1.4 All direct services or research work (including personnel) provided by the superior organizations or Affiliates of the Parties and by third parties for the Petroleum Operations shall be subject to the advance work order procedures on the basis of the annual Budget or of the approval by the JMC and shall be charged to the Joint Account after verification of relevant invoices.

      The work order procedure shall be established through consultations at JMC meetings within three (3) months as of the Date of Commencement of the Implementation of the Petroleum Contract. The rates charged for direct services or research work (including personnel cost) provided by the superior organization or Affiliates of the Parties shall be competitive when compared with the rates of similar services furnished by the third parties. The Operator shall, in accordance with Article 15 of the Petroleum Contract, give priority to use direct services of research work (including personnel) provided by CNPC.

      5.2   Cost items:

      The following items shall be chargeable to the Joint Account by Operator's net cost.

      5.2.1 Subcontractor charges:

      The charges paid to Subcontractors in accordance with contracts signed between the Operator and Subcontractors.

      5.2.2 Personnel expenses:

      The contents and control of personnel expenses including but not limited to reimbursable individual income taxes, provided that the Party will supply supporting information for such taxes, shall be stipulated in Article 19.3 of the Petroleum Contract.

      5.2.3 Travel and living expenses:

      Travel and living expenses paid according to Article 19 of the Petroleum Contract to the personnel involved in the Petroleum Operations.

      5.2.4 Material expenses:

      Expenses paid in accordance with Article 4 of this Accounting Procedure to purchase Material for use in the Petroleum Operations.

      5.2.5 Relocation and transportation expenses:

      Relocation and transportation expenses for the personnel involved in the Petroleum Operations to be relocated into or out of the PRC and transferred from job-sites to job-sites within the PRC.

      5.2.6 Maintenance, repair and leasing expenses:

      Expenses for maintenance, repair or replacement of the properties used in the Petroleum Operations and the leasing expenses paid for leased properties and equipment.

      5.2.7 Insurance premiums:

      Necessary net payment made for the insurance of the Petroleum Operations and related costs and expenses, including deductibles paid in the event of loss pursuant to Article 21.4 of the Petroleum Contract.

      5.2.8 Legal expenses:

      In order to protect the interests of the Parties, all costs or expenses paid for attorney's fees, litigation, investigation, including expenses in securing evidence, mediation and settlements. The expenses for handling legal matters incurred for the interests of any Party shall be borne solely by such Party.

      5.2.9 Taxes:

      All taxes paid according to the tax laws of the PRC, except for the income taxes, Value Added Tax and royalty to be paid by the Parties or CNPC.

      5.2.10 Energy expenses:

      All costs in respect of fuel, electricity, heat, water or other energy used and consumed for the Petroleum Operations.

      5.2.11 Field office facility charges:

      The costs and expenses of establishing, maintaining and operating any offices, camps or housing facilities necessary for the performance of job-site operations, including a share of the costs of any office used by staff directing such operations (calculated by apportioning office costs and expenses on the basis of space occupied by such staff).

      5.2.12 Communication charges:

      The costs of acquiring, leasing, installing, operating, repairing and maintaining communication systems, including radio and microwave facilities between the Contract Area and the base facilities.

      5.2.13 Ecological and environmental protection charges:

      The charges for any measures undertaken for the Petroleum Operations within the Contract Area as required by relevant statutory regulations formulated by the authorities concerned or pursuant to the programs agreed with CNPC.

      5.2.14 Service charges:

      5.2.14.1 Technical service:

      The charges paid for services, such as rock specimen analysis, oil quality tests, geological evaluation, data processing, design and engineering, well site geology, drilling supervision, special research programs and other technical services.

      5.2.14.2 General service charges:

      Professional consultant charges incurred for the common interests of the Parties and charges for other services to obtain original data needed for Petroleum Operations from outside sources, except legal service.

      5.2.14.3 CNPC's assistance charges:

      (A) The charges for the assistance provided by CNPC for the Parties to carry out the Petroleum Operations in accordance with Article 9 of the Petroleum Contract.

      (B) For all assistance to be provided by the head office organization of CNPC to the Parties in the course of the Development Operations, CNPC shall charge an administrative fee of One Hundred and Seventy-five Thousand Dollars ($175,000) for each calendar year. The aforesaid administrative fee shall be paid respectively on June 1st and December 1st each calendar year, with Eighty-seven Thousand Five Hundred Dollars ($87,500) for each time.

      (C) For all assistance to be provided by the head office organization of CNPC to the Parties in the course of the Production Operations before CNPC takes over the said Production Operations, CNPC shall charge an administrative fee of: Two Hundred and Fifty Thousand Dollars ($250,000) for each calendar year from the first year (1st) to the third year (3rd) of the Production period; One Hundred and Seventy five Thousand Dollars ($175,000) for each calendar year from the fourth year (4th) to the ninth year (9th) of the Production period and One Hundred Thousand Dollars ($100,000) for each calendar year from the tenth year
(10th) to the twentieth year (20th) of the Production period. The aforesaid administrative fee will be paid in two equal installments on the first of June and first of December of each calendar year.

      5.2.15 Damages and losses to the assets:

      All costs and expenses necessary for the repair, replacement or supplement of the assets resulting from damages or losses incurred by fire, flood, storm, theft or any other force majeure causes, excluding the losses specified in
Article 8.4 of the Petroleum Contract which shall be born by the Operator alone; provided that such loss are such that would be the responsibility of Operator pursuant to Section 3.6 of the Joint Operating Agreement, and otherwise will be borne by all the Parties in proportion to their Participating Interests.

      5.2.16 Personnel training costs:

      Costs incurred for personnel training pursuant to Article 16 of the Petroleum Contract and Annex IV -- Training of Chinese Personnel and Transfer of Technology.

      5.2.17 Miscellaneous expenses:

      Any reasonable miscellaneous expenses needed for the Petroleum Operations excluded in the above items of expenses, such as bank charges, books, stationery and conference expenses as well as other reasonable expenses.

         5.2.18   Overhead:

      Overhead refers to the indirect costs for the managerial and operational services provided by the Operator's superior management organizations for the Petroleum Operations, including management, administration, accounting, treasury, inter-company audit, tax, legal matters, procurement, employee relations, financing, the collection of economic data and costs for general consultation on such planning, design, research and operational activities, etc. to the extent that these are not chargeable under Article 5.1.4 of this Accounting Procedure. The overhead for the Pilot Test Operations shall be calculated in accordance with the following tiers and based on the sum of the total actual costs from Article 5.2.1 through Article 5.2.17 and Article 5.2.19 of this Accounting Procedure, but not including CNPC's assistance charges under
Article 5.2.14.3 of this Accounting Procedure.

         Direct Costs                                Percentage Rate
               ($/Year)                                    (%)

         First Tier:       0 to 5,000,000                  5%
         Second Tier:      5,000,001 to 15,000,000         3%
         Third Tier:       15,000,001 to 25,000,000        2%
         Fourth Tier:      Over 25,000,001                 1%

      The overhead rates for the Development Operations shall be unanimously agreed upon by the Parties, and then with CNPC through discussions at the time when the Development Budget is being prepared. However, direct costs for Development shall not include investments on special items of construction which shall include, but not be limited to, gas processing facilities, terminal loading and other facilities of which the overhead rates shall be unanimously agreed upon through discussions between the Parties, and then with CNPC at the time when the Development Budget is being made.

      When the first Budget is prepared for the calendar year of commencement of commercial production from an oil field, the overhead rates for the production period and its related calculation method as well as the utilization method shall be unanimously agreed upon through discussions between the Parties, and then with CNPC.

      On the last working day of each month, the Operator shall make provision into the Joint Account for the overhead fees for the current month, calculated on the basis of cumulative actual expenditure for the calendar year to that date and payment shall be made from the Joint Account on the last working day of the following month. The final adjustment of the overhead shall be made at the end of the calendar year in respect to any difference between the actual payment by the Joint Account and the total overhead for that calendar year calculated on the annual cumulative actual investment expenditure at the end of such year. Any excess shall be refunded and deficiencies made good.

      The indirect charges provided for in this Section 5.2.18 may be amended periodically by unanimous agreement between the Parties if, in practice, these charges are found to be insufficient or excessive.

      5.2.19 General and administrative expenses:

      General and administrative expenses refer to the administrative expenses incurred for offices established by the Operator within the PRC for the JMC and its subordinate bodies for the performance of the Petroleum Operations not otherwise directly chargeable pursuant to Article 5.2 of the Accounting Procedure in accordance with the provisions of the Petroleum Contract. Such expenses shall be classified according to minor accounts.

      5.3 Except as otherwise provided in this Accounting Procedure, the allocation of common costs and expenses for each item of operations shall be provided by the Parties if they are Development Costs and shall be charged in proportion to the Operating Costs actually incurred in each month if they are the Operating Cost.

      5.4 With respect to the expenditures or excess expenditures as mentioned in Article 10.2.4 (b) of the Petroleum Contract which are determined by JMC to be unreasonable, to the extent that such expenditures or excess expenditures were within the limits for by which approved Work Programs and Budgets may be exceeded as provided for in Section 6.3 of the Joint Operating Agreement, or were made to safeguard and prevent injury or death, or to prevent damage to property or pollution, the Parties will bear such expenditures in proportion to their respective Participating Interests.

                           ARTICLE 6 RECOVERY OF COSTS

      6.1 In accordance with the provisions of Article 12.2 of the Petroleum Contract, the Operating Costs of the oil field shall be recovered from the production of the oil field. In accordance with the provisions of Article 12.3 of the Petroleum Contract, the Development Costs incurred by the Parties and the Pre-development Costs incurred by CNPC shall be recovered from the production of the oil field.

      6.2 At the date of completing each lifting of crude oil, the Operator shall make separate records into the Joint Account for the appropriate reimbursement of the Operating Costs in accordance with Article 12.2 of the Petroleum Contract. Written notices shall be sent by the Operator to CNPC and each Investing Party at the same time.

      6.3 In accordance with the provisions of Article 19.1 of the Petroleum Contract, the Operator shall establish complete books for recording the volume and value of crude oil and/or natural gas, precisely reflecting the production and the disposal of the crude oil and/or natural gas within the term of the Petroleum Contract.

      6.4 Crude oil production in each calendar year for the oil field within the production period shall be accounted according to the allocation proportions specified in Article 13 of the Petroleum Contract and at the crude oil price determined pursuant to Article 14.3 of the Petroleum Contract.

                          ARTICLE 7 ACCOUNTING REPORTS

      7.1 The Operator shall provide relevant accounting reports and statements based on the Accounting System to CNPC and each Party. Monthly reports shall be submitted within thirty (30) days after the end of each month, quarterly reports within forty-five (45) days after the end of each calendar quarter and annual reports within forty-five (45) days after the end of each calendar year. Monthly, quarterly and annual reports shall be submitted in accordance with requirements and formats specified in the Accounting System.

      7.2 Accounting reports and statements as provided in Article 7.1 shall indicate by appropriate classification the nature thereof, the corresponding Budget category, and the portion of such costs charged to each of the Parties. These reports and statements, as a minimum, shall contain the following information:

      - advances of funds setting forth the currencies received from each Party

      -   the share of each Party in total expenditures

      -   the current account balance of each Party

      - summary of costs, credits, and expenditures on a current month, year-to-date, and inception-to-date basis or other periodic basis, as agreed by Parties

      -   details of unusual charges and credits

      7.3 Operator shall, upon request, furnish a description of the accounting classifications used by it.

      7.4 Amounts included in the reports and statements shall be expressed in Dollars and reconciled to the currencies advanced.

      7.5 Each Party shall be responsible for preparing its own accounting and tax reports to meet the requirements of the PRC and of all other countries to which it may be subject. Operator, to the extent that the information is reasonably available from the Joint Account records, shall provide Non-Operators in a timely manner with the necessary statements to facilitate the discharge of such responsibility.

      7.6 Any Investing Party may require the Operator to allow its staff to have access to the Joint Account Accounting Records relating to the application of expenses in the stipulated custody period, upon giving thirty (30) days notice but such access shall not unduly hinder the Operator's normal operations.

                                 ARTICLE 8 AUDIT

      8.1 A Non-Operator, upon at least thirty (30) days advance notice in writing to Operator and all other Non-Operators, shall have the right to audit the Joint Accounts and records of Operator relating to the accounting hereunder for any calendar year within the twenty-four (24) month period following the end of such calendar year. The cost of each such audit shall be borne by Non-Operators conducting the audit. It is provided, however, that Non-Operators must take written exception to and make claim upon the Operator for all discrepancies disclosed by said audit within said twenty-four (24) month period. Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct joint or simultaneous audits in a manner which will result in a minimum of inconvenience to the Operator. Operator and Non-Operators shall make every reasonable effort to resolve any claim resulting from an audit within a reasonable period of time. Operator shall endeavor to produce information from Affiliates reasonably necessary to support charges from those Affiliates to the Joint Account.

      8.2 Any information obtained by a Non-Operator under the provisions of this Article 8 which does not relate directly to the Joint Operations shall be kept confidential and shall not be disclosed to any party, except as would otherwise be permitted by Section 13.1(c) and (i) of the Joint Operating Agreement.

      8.3 In the event that the Operator is required by law to employ a public accounting firm to audit the Joint Account and records of Operator relating to the accounting hereunder, the cost thereof shall be a charge against the Joint Account, and a copy of the audit shall be furnished to each Party.

               ARTICLE 9 TRANSFER PROCEDURE FOR THE JOINT ACCOUNT

      9.1 If, at the expiration of the Pilot Test period, the Parties opt to enter into Development period, or when the oil field within the Contract Area goes from Development into Production, or when the Parties terminate the Petroleum Contract, an inventory and check of all properties and accounts shall be conducted.

      If the Petroleum Contract has entered into the Development period or the Production period, the Operator (after taking an inventory of all properties taken by all Investing Parties) shall make a proposal to the Operating Committee and JMC for its approval listing the remaining equipment and Materials needed for the Petroleum Operations for the following period and which shall be carried forward to the next period in book values in the Joint Account. The Operator shall be responsible for the disposal of the equipment and materials not needed for the Petroleum Operations, the gains or losses derived from such disposal shall be allocated in accordance with the share of each Investing Party in proportion to the overall investment amount of all Investing Parties and be adjusted against the original accounts.

      If the Petroleum Contract terminates, the method of an inventory to all of the remaining equipment and Materials shall be the same as mentioned above, and the gains and losses derived from such disposal shall be adjusted against the accounts of the original Investing Parties in accordance with the above mentioned methods.

      9.2 In accordance with the provisions of Article 8.9 of the Petroleum Contract, when CNPC becomes the Operator of the oil fields within the Contract Area, the former Operator shall transfer to CNPC all the Accounting Records relating to the Joint Account.

      9.3 Upon the termination of the Petroleum Contract, the Operator shall transfer all the relevant vouchers, books and statements over to CNPC for custody.

      9.4 In conducting the transfer of the accounting books and inventory and check of all the properties in accordance with the provisions of this Accounting Procedure, the implementation procedure for the transfer and verification, the accounting files to be transferred and accounting matters to be settled as well as other details shall be agreed upon through consultation in advance between the Parties and CNPC. The transfer procedure shall be completed within the time period agreed upon with CNPC.